AGREEMENT made this 17th day of November, 2011 (the "Effective Date"), by and between **ROBERT GRAHAM HOLDINGS LLC**, a New York limited liability company with offices at 264 West 40th Street, 11th Floor, New York, New York 10018 ("**Licensor**"), and **AURI, INC.**, a Delaware corporation with offices at 1200 N. Coast Highway, Laguna Beach, California 92651 ("**Licensee**").

W I T N E S S E T H :

WHEREAS, Licensee desires to be granted the right, subject to the terms set forth herein, to use the mark "ROBERT GRAHAM" (the "**Licensed Mark**") solely within the United States of America, its territories and possessions in the Western Hemisphere and Puerto Rico (the "**Territory**") in connection with the manufacture, marketing, display, advertising, promotion, distribution and sale of the products set forth on Schedule A ("**Products**"); and

WHEREAS, the preservation of the reputation and prestige of Licensor and the Licensed Mark is of paramount importance and Licensor must have the right to take such actions as are necessary to ensure that products sold under the Licensed Mark are manufactured, marketed, distributed and sold in a manner consistent with the reputation and prestige of the Licensed Mark; and

WHEREAS, the term "**affiliate**" as used herein means and includes any person or entity that controls, is controlled by or is under common control with such person and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise,

NOW, THEREFORE, in consideration of the mutual covenants set forth below, Licensor and Licensee respectively grant, covenant and agree as follows:

1. Grant of License

1.1 (a) Licensor hereby grants to Licensee an exclusive license to use the Licensed Mark in the Territory solely in connection with the manufacture, marketing, display, advertising, promotion, distribution and sale of Products approved by Licensor. Products that are manufactured, marketed, distributed and sold by Licensee pursuant to the terms and limitations of this Agreement shall be referred to as "**Articles**." The license granted hereunder is exclusive only with respect to the distribution and sale in the Territory of Products bearing the Licensed Mark that are targeted for the "Market Segment" (as defined in ¶1.1(b)) and sold for sale in the "Departments" (as defined in ¶6.2), except as otherwise provided herein.

(b) Articles shall be targeted only for the so-called "designer" market segment (the "**Market Segment**") and it is the intention of Licensor and Licensee that Articles shall be of a fabrication, styling and quality appropriate for the Market Segment. Also, Articles shall be constructed of such quality, materials, trim, hardware, fabrications and design that they would generally have retail values, on a current basis, consistent with those of the "Comparable Products" (as defined in ¶3.2(a)) and, in any event, all Articles shall be constructed of such quality, materials, trim, fabrication and design as are approved in advance by Licensor in accordance with the provisions hereof.

(c) For purposes hereof, except as provided in ¶6.7, the term "Territory" does not include the Internet/e-commerce, duty-free outlets, travel retail stores, electronic sales vehicles (such as television marketing or interactive television), United States Military Post Exchanges,

airlines, cruise ship lines and transportation service companies located in, passing through or doing business in the Territory or the premium and corporate promotional or corporate gift program channel of distribution and, therefore, the foregoing (the "**Reserved Channels**"), notwithstanding their physical location, shall be deemed for all purposes hereof to be located outside the Territory. Notwithstanding the preceding sentence, the Territory shall include and Licensee shall have the right to make sales of Articles to approved customers that maintain internet/e-commerce sites as an adjunct to their physical retail locations in the Territory, and on a non-exclusive basis, to other internet/e-commerce retailers in the Territory approved by the Licensor which maintain a full priced selling strategy that may not have physical retail locations in the Territory, so long as such retail customers are advised by Licensee that they are not permitted to sell or ship Articles to consumers outside the Territory and in fact do not do so. Although Licensee may, as stated above, sell Articles to approved customers for resale via the internet and e-commerce sites, Licensee may not itself offer Articles for sale to consumers through Licensee's Internet or e-commerce sites. In addition, on a case by case basis, Licensor may in its sole discretion, in writing approve sales of Articles by Licensee on a non exclusive basis to other Reserved Channels having a physical location in the Territory.

(d) Licensee may not undertake special cut-up programs for Articles.

1.2 All Articles shall bear the Licensed Mark and no Articles shall be sold by Licensee under any mark or other designation other than the Licensed Mark, except that Licensee shall be permitted to place a patent notice and Licensee's name on the inner footbed of Articles, as approved by Licensor, to reflect that its Licensee Technology, as defined in ¶1.3(c) hereof, is protected by Licensee's patent.

1.3 (a) Licensor reserves all rights to the Licensed Mark, except those that are granted specifically to Licensee hereunder on an exclusive basis, including the right to register and use any domain names that include or relate to the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof, and Licensor may exercise such rights at any time.

(b) Nothing herein contained shall prevent Licensor or its affiliates and third party licensees from manufacturing or having manufactured Products bearing the Licensed Mark in the Territory for distribution and sale outside the Territory. The rights granted to Licensee do not include the right to operate a boutique, in-store concession or outlet store under the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof or otherwise to sell Articles at retail.

(c) Licensor acknowledges that Licensee owns certain patented and applied for technology for footwear (including patented technology relating to the inner footbed), other patented technology/rights, patent applications relating to footwear (collectively, the "**Licensee Technology**").

(d) Licensor acknowledges that as between Licensor and Licensee, any modifications, revisions, invention or other improvement of the Licensee Technology, whether discovered or conceived by Licensee or Licensor or co-discovered, co-invented, co-conceived by Licensor and Licensee or by Licensor and a third party which is incorporated into Articles during the Term of this Agreement shall be owned solely by Licensee.

1.4 Licensee shall use its best efforts to develop and promote all Articles, to exploit the rights granted to it throughout the Territory and vigorously to promote the sale of Articles consistent with the high standards and prestige of the Licensed Mark and the advertising and marketing philosophy of Licensor as provided herein. It is anticipated that Licensee shall set its wholesale prices and suggested retail prices of Articles at a level that would encourage the development of sales of Articles while maintaining the image and prestige of the "ROBERT GRAHAM" brand (the "**Brand**"). However, Licensee shall set its wholesale prices and suggested retail prices for Articles in its sole discretion.

1.5 Articles shall not be sold (a) to customers located outside the Territory, except as provided in ¶6.5 with respect to "Foreign Customers" (as defined in ¶6.5) and in ¶6.6 with respect to "Product Distributors" (as defined in ¶6.6), (b) outside the approved distribution channels within the Territory, as provided in §6, or (c) to a retail customer if Licensee has reason to believe that such retail customer may sell Articles to customers located outside the Territory or that may divert Articles, including by reason of a previous history of diversion of Articles, other Products or any other products. (To "**divert**" means to resell or otherwise transfer Articles other than to consumers from its retail premises or, in the case of a multi-unit customer, its approved "**doors**" (i.e., outlet or branch of a multiple-unit customer).)

1.6 If there is a dispute between Licensee and any other licensee of Licensor who is not an affiliate of Licensee involving the products covered by their respective licenses, the dispute shall be resolved in good faith by Licensor and Licensor's determination shall be final and binding.

2. Term

2.1 The term of this Agreement (the "Term") shall commence on the Effective Date and continue from month to month thereafter, until terminated in accordance with the provisions of this Agreement.

2.2 Either party shall have the right, without any reason, to terminate this Agreement upon ninety (90) days written notice to the other. Licensor shall also have the right to terminate for the reasons and in the manner provided in ¶17 of the Agreement.

2.3 The period from the Effective Date through December 31, 2012 and each 12-month period, or part thereof commencing on each subsequent January 1st during the Term of this Agreement is called an "**Annual Period**."

3. Collections of Articles; Development of Articles; Contractors

3.1 During each Annual Period, unless the Agreement is sooner terminated, Licensee shall produce and sell three seasonal collections of Articles, a Spring collection, a Fall collection and a Holiday/Resort collection.

3.2 (a) (i) Each seasonal collection of Articles shall be developed in accordance with the product development calendar set forth on Schedule B (the "**Product Development Calendar**"). As contemplated in the Product Development Calendar, with respect to each seasonal collection of Articles, Licensee shall have primary responsibility for (A) developing and presenting to Licensor, for its approval, concepts for the collection and for the Products proposed to be included in the collection, including inspirations, ideas and concepts for

fabrications, materials, color palettes and heel and sole character (collectively, "**Concepts**"), and design components for the Products proposed to be included in the collection, including leathers, skins and other fabrications and materials, trims, hardware, sketches and graphic artwork (collectively, "**Design Components**"), and (B) taking approved Concepts and Design Components and any other items and information provided or approved by Licensor for such collection and developing therefrom a fashion forward, innovative collection of Articles. The contents, components, workmanship, fit and durability of all Articles (as well as all "Packaging Materials" (as defined in §4.2(b))) shall be of appropriate quality for the Market Segment and consistent both with the quality of current, comparable, competitive, in-season, full price Products of other leading, high-end, designer and fashion firms and/or their licensees targeted for the Market Segment ("**Comparable Products**") and with the design sensibilities represented by other products bearing the Licensed Mark. Also, Licensee shall continually source out new Design Components and new specifications for Design Components, including specifications for leathers, skins and other fabrications, trim and hardware and specifications as to construction, fit, finishes and care (collectively, "**Specifications**"), and shall submit them to Licensor for its consideration, in its sole discretion, for use in connection with Articles.

(ii) It is acknowledged that Licensee owns Licensee Technology for Products relating to the inner footbed and such other Licensee Technology as may be designated or approved by Licensor that Licensee shall incorporate into the Articles, on a royalty-free basis. It is acknowledged and agreed to by Licensor that Licensee, subject to the provisions of ¶15.2 of this Agreement, may utilize the Licensee Technology in other products which are not the subject of this Agreement, including, in the design, manufacture, marketing, display, advertising, promotion, distribution and sale of products that do not bear the Licensed Mark, and all such other products shall not be deemed Products or Articles for purposes of this Agreement, and shall not be subject to the terms and provisions of this Agreement.

(b) Licensor shall have members of its design staff work with Licensee's designers and product development coordinators, to the extent Licensor deems it necessary or appropriate, to develop the seasonal collections of Articles, and Licensee shall accept their design direction. In that regard, the "Head Designer" (as defined in ¶5.3) shall meet with the designated members of Licensor's design staff on a regular basis during the design and development of each seasonal collection of Articles. Also, from time to time, Licensor may communicate to Licensee Concepts, Design Components and Specifications for use in connection with the development of the current and upcoming seasonal collections of Articles, and Licensee shall use its commercially reasonable efforts to adopt and incorporate such Concepts, Design Components and Specifications into such collections. In that regard, it is acknowledged that Licensor may purchase inspirational samples that may be used in connection with the design and development of Articles, and Licensee shall reimburse Licensor, upon receipt of invoices therefor, for the cost of such inspirational samples, provided that the amount to be reimbursed for any Annual Period shall not exceed $2,500 without the prior approval of Licensee.

3.3 (a) After the Concepts and Design Components for each seasonal collection of Articles have been approved by Licensor, Licensee shall prepare prototype samples of each Article of such collection and shall deliver to Licensor at its New York City offices first and, if requested by Licensor, second prototype samples of each Article of each such collection for inspection and approval at the times provided in the Product Development Calendar.

(b) After the prototype samples of all of the Articles of a seasonal collection have been approved, Licensee shall deliver the entire collection to Licensor at its New York City offices for final approval at the times provided in the Product Development Calendar and prior to commencing the showing or sale of such collection and, if requested by Licensor, Licensee shall delete from the collection those Articles designated by Licensor.

(c) After any sample Article has been approved by Licensor pursuant to ¶3.3(a), Licensee shall not modify such Article unless requested to do so by Licensor in connection with the exercise of its rights under ¶3.3(b). After an entire seasonal collection of Articles is approved pursuant to ¶3.3(b), Licensee shall not modify any Article in such collection without the prior approval of Licensor.

3.4 (a) After Licensor finally approves an entire seasonal collection of Articles pursuant to ¶3.3(b), Licensee shall diligently proceed with the completion of the development of and with the commercial production of such collection and shall show, offer for sale, sell and ship such collection in a timely manner in accordance with industry standards.

(b) It is the intention of Licensor and Licensee that Licensee produce, show, sell and ship all of the styles/models finally approved by Licensor for inclusion in the various seasonal collections of Articles. Accordingly, no approved style/model may be canceled without the prior approval of Licensor, provided that, if Licensee receives orders for less than 500 pair of a style/model of Article using a particular pattern or less than 150 pair of a style/model of Article using any particular color, Licensee may cancel such style/model without Licensor's approval.

3.5 Licensee shall effectuate the design, development, sale and shipment of each seasonal collection of Articles in accordance with the Product Development Calendar.

3.6 Licensee shall be responsible for designing and developing all Articles, obtaining all leathers, skins and other materials and all trim and hardware, producing patterns and lasts, making all samples and overseeing all aspects of the development and production of Articles, and Licensee shall bear all costs thereof. Nothing herein, however, shall be deemed to limit or reduce in any manner Licensor's right of approval of the Products to be included in the collections or Licensee's obligation to accept design direction from Licensor.

3.7 (a) (i) Licensee may use contractors for the production of Articles ("**Contractors**"). Contractors may be located both within and outside the Territory. Licensor's prior approval of a prospective Contractor shall not be required. However, no prospective Contractor shall be engaged until a "passing" factory audit of the prospective Contractor's facilities is conducted by such auditors as may be designated from time to time by Licensor, Licensee confirms that the Contractor satisfies Licensor's code of conduct and compliance requirements for contractors and all other appropriate ethical sourcing standards (collectively, the "**Code of Conduct**") and the prospective Contractor executes and delivers to Licensee and Licensor an agreement in the form of Exhibit A or such new form of contractor agreement as may be adopted generally by Licensor ("**Contractor Agreement**").

(ii) Licensor shall have the right to conduct its own factory audits of the Contractors (either using its own personnel or professional auditors) and also may object to the continued engagement of any particular Contractor (whether or not Licensor has had an audit of such Contractor conducted). If Licensor objects to a Contractor, it shall provide Licensee with the basis for its determination, such as the failure of a Contractor to comply with the

requirements of this Agreement, its Contractor Agreement or the Code of Conduct, the failure of a Contractor to pass any follow-up factory audit conducted by or on behalf of Licensor or otherwise or the failure of a Contractor to produce Articles of the requisite quality. Thereupon, Licensee shall use its best efforts to correct the problem, if possible, and, if the problem cannot be corrected or is not corrected within 15 business days after receipt of Licensor's aforesaid notice, Licensee immediately shall terminate its engagement of such Contractor for Articles, provided, however, that such termination shall be immediate if the reasons for the termination relate to violations of the Code of Conduct or of the Contractor's Contractor Agreement. All costs reasonably incurred by Licensee in connection with a factory audit of a prospective Contractor or a current Contractor shall be borne by Licensee. All costs incurred by Licensor in connection with a factory audit of a prospective Contractor or a current Contractor shall be borne by Licensor, provided that, if any such audit uncovers problems that result in the objection by Licensor to a particular Contractor as aforesaid, Licensee shall reimburse Licensor for all costs reasonably incurred by Licensor in connection with such audit and the next audit of such Contractor that Licensor elects to conduct.

(b) Neither Licensee's engagement of a Contractor nor Licensor's failure to object to a Contractor shall limit Licensee's obligations hereunder, i.e., any act or omission by a Contractor that would be a breach of or default under this Agreement if done by Licensee shall constitute a breach of or default under this Agreement by Licensee.

4. Quality Control; Approval of Materials; Compliance with Laws

4.1 (a) Licensee shall provide to Licensor, without charge, one full sample line of each seasonal collection of Articles from and as promptly as practicable after the completion of the first production run of each such collection. Also, as promptly as practicable after request by Licensor from time to time and without charge, Licensee shall submit to Licensor for inspection current production samples of each Article so that Licensor may assure itself that the required quality standards are being maintained. Licensee shall use its best efforts to sell Articles of first quality only and any sales of Articles not of first quality shall be subject to the provisions of ¶¶6.1, 6.4(b) and 6.8. All Articles shall be at least equal in quality to the prototype samples approved by Licensor and shall maintain the integrity of the design/aesthetics of the approved samples.

(b) Licensor and its representatives may, upon advance notice and during normal business hours, examine Articles in the process of being manufactured and at Licensee's distribution centers and may inspect all facilities, including the facilities of the Contractors, utilized in connection therewith.

4.2 (a) Articles shall be manufactured, offered for sale, sold and distributed and advertised, marketed, promoted, publicized and otherwise exploited, and the business to be conducted by Licensee under this Agreement (the "**Business**") shall be conducted and maintained, in a manner appropriate for highest quality Products targeted for the Market Segment, consistent with (i) the reputation, image and prestige of Licensor, the Licensed Mark and the Brand (the "**Image**") and (ii) the manner in which Comparable Products are offered for sale, sold, advertised, marketed, promoted, publicized and otherwise exploited in the Territory.

(b) Licensee shall submit to Licensor for its prior approval all tags, labels and packaging and shipping and ancillary materials (collectively, "**Packaging Materials**") proposed to be used in connection with Articles, all cooperative and trade advertising and all marketing,

promotional, publicity and other collateral materials (collectively, "**Marketing Materials**") proposed to be used for Articles or otherwise in connection with this Agreement or the Business, and all business documents, such as business cards, invoices, order forms and stationery ("**Business Documents**"), proposed to be used for Articles or otherwise in connection with the Business.

(c) After any proposed Packaging Material, Marketing Material or Business Document (collectively, "**Materials**") has been approved by Licensor, Licensee shall not modify the item without the prior approval of Licensor.

(d) The medium or publication in which any Marketing Material is proposed to be placed, the placement itself and the timing of the placement also shall be subject to Licensor's prior approval. Licensee shall provide to Licensor, free of charge for its permanent archives, copies of all Marketing Materials.

4.3 All Articles shall be manufactured, offered for sale, sold, labeled, packaged and distributed, and advertised, marketed, promoted, publicized and otherwise exploited in all material respects, in accordance with all applicable laws, rules and regulations of, or in effect within, the Territory and the countries in which Articles are produced, including all child and other labor laws, rules and regulations, all customs requirements and country of origin regulations, those laws, rules and regulations relating to health and safety, such as flammability-related laws, rules and regulations, and those laws, rules and regulations relating to the disclosure of information to the consumer, such as truth-in-advertising and content labeling laws, rules and regulations. (For purposes hereof, references to laws, rules and/or regulations of, or in effect within, the Territory or another country shall be deemed to include all laws, rules and/or regulations that are applied to business and other activities in the Territory/such country, including all Federal, national and the like, state, provincial and the like and city and other local laws, rules and/or regulations, as well as, when applicable, laws, rules and/or regulations of multi-country groups, such as the European Union.) Licensee shall assure that the performance of the Contractors is in material compliance with all such laws, rules and regulations, and Licensee shall monitor such performance of the Contractors to assure such compliance. Licensee promptly shall notify Licensor upon learning of a failure by any Contractor to comply with any such laws, rules or regulations and shall take all corrective actions as may be necessary or appropriate to prevent the failure from recurring; and Licensee immediately shall terminate any Contractor that intentionally or repeatedly fails to comply with any such laws, rules or regulations. Licensee shall promptly notify Licensor upon learning of a failure of any Article to comply with any such laws, rules or regulations and shall take all corrective actions as may be necessary or appropriate.

4.4 Notwithstanding anything to the contrary herein, if Licensee sells, as an Article (i.e., with the Licensed Mark thereon), any Product that has not been approved, or has been disapproved, by Licensor for sale as an Article hereunder or if Licensee sells any Articles that do not satisfy Licensor's quality standards or otherwise fail to satisfy the requirements of ¶4.1(a) or 4.3, Licensee shall be required to recall such Products/Articles and/or to take such other reasonable action requested by Licensor and, if such Products/Articles are to be recalled, Licensee shall use commercially reasonable efforts to cause the customers to return such Products/Articles to it. The provisions of and the obligations of Licensee and the members of the "Licensee Group" (as defined in ¶13.3) under this ¶4.4 shall survive the expiration or earlier termination of this Agreement ("**Termination**"). Nothing in this ¶4.4 shall be deemed to limit

Licensor's rights under ¶17.1(b)(vi) to terminate this Agreement in accordance with the provisions thereof.

5. Business and Marketing Plans; Organizational Structure

5.1 Annexed hereto as Exhibit B is Licensee's Initial Business and Marketing Plan. Licensee shall submit to Licensor no later than 120 days before the beginning of the second and each subsequent Annual Period, for Licensor's prior approval, an annual marketing, advertising and promotion plan (the "**Marketing Plan**") and a three-year business plan (the "**Business Plan**"). Each Marketing Plan shall cover, for the upcoming Annual Period, the categories of data set forth in Schedule C therefor and any other information that Licensor may reasonably request. Each Business Plan shall cover, for each of the upcoming three Annual Periods (including, as applicable, "potential" Annual Periods after the end of the initial term of this Agreement, even if this Agreement has not yet been renewed) and in the aggregate, the categories of data set forth in Schedule C therefor and any other information that Licensor may reasonably request. Each proposed Marketing Plan and proposed Business Plan shall be modified by Licensee as reasonably required by Licensor. No Marketing Plan shall be implemented until the proposed Marketing Plan is approved by Licensor. Also, the programs for the first Annual Period covered by a proposed Business Plan shall not be implemented until the proposed Business Plan is approved by Licensor. In any event, Licensee shall conduct the Business in all material respects in accordance with the then-current approved Marketing Plan and the then-current approved Business Plan.

5.2 Schedule D sets forth the organizational structure for the Business to be established and maintained by Licensee and indicates whether the individuals and functional areas set forth therein are to be devoted exclusively to the Business. In any event, at all times the staffing must be sufficient to support the Business properly and Licensee shall add additional appropriate staff as necessary to support the Business as it grows.

5.3 (a) Licensee shall appoint as the brand manager of the Business (the "**Brand Manager**") a highly qualified and appropriately experienced individual approved in advance by Licensor, which Brand Manager shall be subject to Licensor's ongoing approval. The Brand Manager need not work exclusively for the Business. Also, Licensee shall appoint a principal designer for Articles (the "**Head Designer**"), who shall be of appropriate experience and skill and must be approved in advance by Licensor and who shall be subject to Licensor's ongoing approval. The Head Designer also need not work exclusively for the Business and neither the Head Designer nor his or her successor(s) shall be reassigned, in a design capacity, to another division of Licensee or to any member of the Licensee Group without the prior consent of Licensor. In addition, Licensee shall appoint a national sales manager for Articles (the "**Sales Manager**"), who shall be of appropriate experience and skill and must be approved in advance by Licensor and who shall be subject to Licensor's ongoing approval. The Sales Manager also need not work exclusively for the Business. Any proposed replacement for the Brand Manager, the Head Designer or the Sales Manager may not be hired without Licensor's prior approval. All other of Licensee's executive, management, marketing, merchandising, design and sales personnel working for the Business also shall be of appropriate experience and skill and shall be subject to Licensor's ongoing approval.

(b) If Licensor becomes dissatisfied with the performance of any particular employee working for the Business, including the Brand Manager, the Head Designer and the

Sales Manager, Licensor and Licensee shall meet to discuss and agree in good faith on appropriate steps to address Licensor's dissatisfaction.

5.4 Licensee's employees shall be under the full direction and control of Licensee and shall not be deemed employees or agents of or the responsibility of Licensor.

6. Distribution and Sale of Articles - Customers; Retail Stores; E-Commerce Sites; Outlet Stores; Sales Environments

6.1 (a) Licensee acknowledges that the preservation of the Image and the goodwill of the Licensed Mark is of paramount importance. Accordingly, Articles shall be sold by Licensee only through a carefully selected network of retail customers, with all retail customers being selected by Licensee based upon their compatibility with the Image and their reputation and standing in the Territory as high quality stores selling, in season, Comparable Products purchased from authorized sources. It is acknowledged that all customers for Articles must be high-end or better department and specialty stores as approved by Licensor in accordance with the provisions of ¶6.1(b).

(b) All customers shall be subject to the advance approval by Licensor, including those customers to which Articles not of first quality, including "seconds" and "irregulars," and Articles sold as closeouts (sometimes, collectively, "**Closeout Articles**"; and approved customers for Closeout Articles (other than the "Outlet Stores" (as defined in ¶6.4(a))) hereinafter sometimes are referred to as "**Closeout Accounts**")) and Articles being sold off pursuant to ¶18.2(a) are proposed to be sold. Also, for retailers with multiple doors, separate approvals shall be required for each door. In addition, sales to customers for resale on the internet or e-commerce sites and sales to other Reserved Customers shall be subject to the approval requirements of ¶1.1(c). Subject to the foregoing, Licensor hereby approves, as customers for in-season Articles, the current department and specialty store customers in the Territory for men's apparel products bearing the Licensed Mark and, as customers for Closeout Articles, the Closeout Accounts set forth on Schedule E. Before any order from any other prospective customer for Articles (including a prospective Closeout Account, including a prospective Closeout Account for Articles being sold off pursuant to ¶18.2(a)) is accepted, Licensee shall notify Licensor of the identity of the customer and provide Licensor with a completed "New Account Approval Form" (as provided to Licensee by Licensor from time to time) for such customer together with sufficient information relating to its experience, reputation and qualifications, including the location(s) and size(s) of its store/doors (with photographs of the exterior and interior thereof) and what brands of Comparable Products it sells, as to enable Licensor to determine whether it is acceptable.

(c) Licensor may withdraw its approval of a customer, including an individual door of an otherwise approved customer, if such customer diverts Articles or has acted in a manner, in the advertising, marketing, promotion, offering for sale or sale of Articles, that would be a breach of or default under this Agreement if done by Licensee or Licensor determines that a customer (or door) no longer meets its standards, including by reason of the manner in which such customer merchandises, offers for sale or sells Articles or by reason of such customer selling Comparable Products not purchased from authorized sources or no longer being compatible with the Image or, for customers other than Closeout Accounts, selling Articles other than in and from the Departments or no longer continuing to sell a reasonable cross-section of in-season, Comparable Products purchased from authorized sources. If Licensor withdraws approval of a

customer pursuant to this ¶6.1(c), Licensee shall cease any further sales to such customer, except that, unless the customer diverted Articles or in other circumstances deemed reasonably appropriate by Licensor, Licensee may ship Articles to such customer against confirmed orders on hand for the then current seasonal collection as of the date Licensee receives the notice of withdrawal of approval of such customer.

6.2 Articles shall be sold to approved department stores solely for sale in departments for the sale of Comparable Products, i.e., the men's "designer" footwear departments ("**Departments**"). With respect to approved specialty stores, if a specialty store maintains a separate Department or Departments for Comparable Products, Articles shall be sold to such specialty store solely for sale in such Department(s). If a specialty store does not maintain a separate Department for Comparable Products, Articles shall be sold to such specialty store solely for sale together with Comparable Products.

6.3 (a) An affiliate of Licensor has established and is operating, and hereafter Licensor may enter into agreements with its affiliates and third parties granting them the right to establish and operate, boutiques and/or in-store concessions under the Licensed Mark or components, variations, simulations, derivations or abbreviations thereof ("**Retail Stores**"). Licensor may grant the Retail Stores in the Territory certain territorial exclusivity for certain products other than the Articles and Products bearing the Licensed Mark, and Licensee shall comply with any territorial exclusivity for such other products that may have been or may be granted. Also, an affiliate of Licensor has established and is operating, and hereafter Licensor and/or its affiliates, either directly or through licenses to or other ventures with third parties, hereafter may establish and operate, e-commerce sites on the Internet for the sale, either exclusively or non-exclusively, of products bearing the Licensed Mark and other of Licensor's trademarks ("**E-Commerce Sites**").

(b) Licensee shall sell to the Retail Stores in the Territory and the E-Commerce Sites such quantities of Articles as may be ordered by them. Such sales by Licensee shall be on the terms agreed to by the Retail Stores and E-Commerce Sites and Licensee, except that, in consideration of the license granted by Licensor hereunder, the price to be paid by the Retail Stores and the E-Commerce Sites for Articles shall be as set forth in Schedule F, and all other terms of sale shall be no less favorable to the Retail Stores and the E-Commerce Sites than the best terms offered by Licensee to any other retail customer ordering comparable quantities of the same Articles. Also, Licensee may not impose a minimum purchase obligation on any Retail Store or E-Commerce Site, except that Licensee shall not be required to fill any order for Articles in an amount aggregating less than $750.00 (based on the discounted wholesale prices set forth in Schedule F).

(c) Licensee shall deal directly with the Retail Stores and E-Commerce Sites and shall look solely to them in its dealings with them.

(d) In the event of a shortage of supply, the Retail Stores and the E-Commerce Sites purchasing Articles shall receive the same percentage of their orders for Articles as do Licensee's best customers for Articles.

6.4 (a) Subject to the provisions of ¶6.3(d), Licensee shall sell to outlet stores, if any, in the Territory operated by any of Licensor's affiliates or third party licensees ("**Outlet Stores**") such quantities of in-season, first quality Articles as may be ordered by the Outlet Stores. All purchases of in-season, first quality Articles by the Outlet Stores shall be on the

terms agreed to by the Outlet Stores and Licensee, except that, in consideration of the license granted by Licensor hereunder, the price to be paid by the Outlet Stores for Articles shall be as set forth in Schedule F, and, otherwise, the terms shall be no less favorable to the Outlet Stores than the best terms offered by Licensee to any other retail customer of Articles. Also, Licensee may not impose a minimum purchase obligation on any Outlet Store.

(b) The Outlet Stores shall have a first option to purchase all Closeout Articles. Accordingly, before offering any Closeout Articles to any Closeout Account, Licensee shall deliver to the Outlet Stores a schedule of available Closeout Articles and the Outlet Stores shall notify Licensee, within 10 business days ("Notice Period") after their receipt of each such schedule, which, if any, of the available Closeout Articles they decide to purchase. The terms of any such purchase shall be agreed to by the Outlet Stores and Licensee, except that, in consideration of the license granted by Licensor hereunder, the price to be paid by the Outlet Stores for Closeout Articles shall be as set forth in Schedule F and, otherwise, the terms shall be no less favorable to the Outlet Stores than the best terms offered by Licensee to any Closeout Account. If the Outlet Stores do not elect to purchase all of the available Closeout Articles, after the expiration of the Notice Period, Licensee may sell the remaining Closeout Articles to Closeout Accounts, but only at a price no lower than the price to have been paid by the Outlet Stores and on terms no less favorable to Licensee than the terms proposed by the Outlet Stores.

(c) Licensee shall deal directly with the Outlet Stores and shall look solely to them in its dealings with them.

6.5 (a) At the written request of Licensor, Licensee shall sell Articles, in such quantities as may be ordered from time to time, to Licensor or one of its affiliates for resale to customers outside of the Territory, including customers in the Reserved Channels and Retail Stores located outside and E-Commerce Sites based outside the Territory (the "**Foreign Customers**"), and/or, at Licensor's option, directly to those Foreign Customers as may be specified by Licensor.

(b) The prices to be paid by Licensor or one of its affiliates for Articles purchased under this ¶6.5 shall be no greater than 120% of the ex-factory price thereof. The prices to be paid for Articles by any Foreign Customers that purchase Articles directly from Licensee shall be the lowest prices charged by Licensee to its largest retail customers for the same Articles. All other terms of sale shall be no less favorable to Licensor, its affiliates and such Foreign Customers than the best terms offered by Licensee to any other customer of the same Articles, and Licensee may not impose a minimum purchase obligation on Licensor, any of its affiliates or any such Foreign Customer. Licensee shall be responsible for obtaining all of the export documentation, including the certificate of origin, visa and export license. Licensor may inspect Licensee's books and records to verify the pricing of such Articles once in respect of each seasonal collection.

(c) Articles purchased by Licensor or one of its affiliates under this ¶6.5 shall be shipped by Licensee to Licensor or its affiliate or, at Licensor's direction, directly to the Foreign Customers. Articles purchased directly by any Foreign Customers shall be shipped by Licensee directly to such Foreign Customers. Also, Articles purchased from any seasonal collection shall be shipped by Licensee not later than the time that Licensee ships Articles from such seasonal collection to its best customers in the Territory.

(d) If requested, Licensee shall modify any Articles being purchased by Licensor or one of its affiliates under this ¶6.5 or by any Foreign Customer so that they will be in conformity with the laws, rules and regulations of, or in effect within, the countries into which such Articles are to be sold.

(e) Licensee shall deal directly with the Foreign Customers in connection with their purchases of Articles directly from Licensee and shall look solely to them in such dealings; provided, however, that Licensee's obligations hereunder are subject to their compliance with Licensee's standard credit and other customer approval policies.

(f) In the event of a shortage of supply, Licensor, its affiliates and the Foreign Customers purchasing Articles directly from Licensee shall receive the same percentage of their orders for Articles as do Licensee's best customers in the Territory for Articles.

(g) Nothing in this ¶6.5 is intended to limit or reduce Licensee's obligations under ¶6.6.

6.6 Licensee acknowledges that Licensor and/or its men's collection sportswear licensee has entered into and hereafter may enter into agreements with its affiliates and third parties granting them the exclusive right to distribute and sell products (including Products) bearing the Licensed Mark in various countries outside the Territory. Notwithstanding anything to the contrary herein, if requested in writing by Licensor, Licensee shall sell finished Articles to such affiliated and third party distributors (the "**Product Distributors**"), on such terms and conditions upon which Licensee and they may agree, provided that the purchase price for such Articles shall be 120% of the ex-factory price thereof, FOB Contractor. In any event, Licensee shall deal directly with the respective Product Distributors and shall look solely to them in its dealings with them.

6.7 (a) Licensee shall not, and shall use its best efforts to cause its retail customers not to, offer Articles for sale to or through any Reserved Channel or any customer in a Reserved Channel, provided that, if Licensee wishes to sell Articles to a customer in a Reserved Channel, including an e-commerce site, any such sale shall be subject to Licensor's prior approval in Licensor's sole discretion. Licensor shall evaluate any such proposed Reserved Channel customer sale in accordance with Licensor's account approval procedures specified in ¶6.1 and Licensor's then current additional criteria for approving or disapproving a proposed sale to a customer in the subject Reserved Channel. Any approval of any such sale shall be on a case-by-case basis and no approval of any such sale shall be deemed an approval of any further sales to a customer in the subject (or any other) Reserved Channel. In any event, Licensee itself may not offer Articles for sale on the Internet.

(b) Notwithstanding anything to the contrary set forth in ¶6.7(a) elsewhere herein, any approval of a sale of Articles to a customer in a Reserved Channel shall be on a non-exclusive basis in all respects.

6.8 Licensee shall clearly and permanently "red line" the label(s) of any Article to be sold as a "second" or "irregular" to so indicate. Unless instructed otherwise by Licensor, Licensee shall clearly and permanently "red line" the label(s) of all other Closeout Articles. "Seconds" and "irregulars" only may be sold to Closeout Accounts, and Licensee shall require the Closeout Accounts not to advertise those Articles or any other Closeout Articles. Any proposed sale of Closeout Articles also is subject to the provisions of ¶¶6.1 and 6.4(b).

6.9 (a) Licensee shall use commercially reasonable efforts to have all of its department store and other customers present Articles for sale to consumers in an environment designed, decorated, furnished and fixtured in accordance with the requirements and specifications of Licensor's in-store visual/fixturing program and consistent with and reflecting the Image and the image of the shop-in-shops and other sales environments established for the sale of other products bearing the Licensed Mark (the "**Sales Environments**").

(b) (i) The plans for the design, layout, décor, furnishing and fixturing of the Sales Environments shall be developed by Licensee in accordance with the specifications and standards then established by Licensor and shall be subject to the prior approval of Licensor. Upon approval of the plans by Licensor, Licensee shall proceed with, and shall be responsible for overseeing, the development and construction of the Sales Environments in consultation with Licensor. All prototype and final fixtures, decorations, furnishings and signage for the Sales Environments, as well as each Sales Environment, as constructed, shall be subject to Licensor's review and approval.

(ii) From time to time, Licensee shall cause to be made all changes deemed necessary and appropriate by Licensor to incorporate into the Sales Environments any updated design concepts, including for layout, décor, furnishing and fixturing, such that the Sales Environments shall continue to be consistent with and reflect the Image and the image of the shop-in-shops and other sales environments established for the sale of other products bearing the Licensed Mark. Also, Licensee shall, when requested by Licensor from time to time use commercially reasonable efforts to make appropriate changes to logo treatments and other signage and visuals of the Sales Environments so that all Sales Environments shall continue to be consistent with and reflect the Image and the image of other sales environments established for the sale of other products bearing the Licensed Mark.

(c) Licensee shall be responsible for its costs, fees and expenses incurred in connection with the development and implementation of the plans, as well as the fixtures, decorations, furnishings and signage, for the Sales Environments and any modifications thereof.

(d) Licensee acknowledges that Licensor may withdraw its approval of any customer that refuses to establish or update a Sales Environment or that operates the Sales Environment or otherwise sells Articles inconsistent with Licensor's merchandising, presentation and display requirements (as provided in ¶6.10).

6.10 (a) The Sales Environments shall be merchandised and Articles shall be presented and displayed in the Sales Environments in a prominent manner consistent with the Image and with the manner in which shop-in-shops and other sales environments established for the sale of other products bearing the Licensed Mark are merchandised and such products presented and displayed therein and with the manner in which sales environments are established and merchandised for the sale of Comparable Products. In connection therewith, Licensee shall employ merchandise coordinators who shall regularly visit the Sales Environments and take such actions as are necessary to assure that the aforesaid requirements are being satisfied.

(b) All customers that do not establish Sales Environments shall be required to present Articles in a prominent manner consistent with the Image and acceptable to Licensor. Licensee's merchandise coordinators also shall visit the customers that do not establish Sales Environments and take such actions as are necessary to assure that the aforesaid requirements are being satisfied.

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(c) At any time and from time to time during the term of this Agreement, Licensor may request that Licensee's merchandise coordinators consult with the merchandise coordinators engaged by Licensor's affiliates to discuss and familiarize themselves with Licensor's merchandising and product presentation and display policies, procedures and guidelines. If so requested, Licensee's merchandise coordinators shall follow the directions of such affiliates' merchandise coordinators with respect to the presentation and display of Articles.

7. Marketing Activities; PR Activities; Showrooms

7.1 Licensee shall ensure that the various types of Articles are supported by cooperative advertising and other retailer-related marketing activities and such other marketing and promotional activities as may be approved by Licensor (collectively, "**Marketing Activities**") and that appropriate Marketing Activities are conducted throughout the Territory, consistent with the nature of and manner in which Marketing Activities are conducted in the Territory for Comparable Products. Notwithstanding anything to the contrary herein, Licensor's prior approval shall be required for all proposed Marketing Activities (which shall be in addition to its required approval of all proposed Marketing Materials in accordance with ¶4.2(b)).

7.2 Licensee acknowledges that Articles need not appear in Licensor's institutional image advertising campaigns for products bearing the Licensed Mark (the "**Image Campaign**"), although Licensor may include Articles in various Image Campaign materials from time to time. Licensee also acknowledges that it will desire to use Image Campaign materials in which Articles appear for its Marketing Materials for the Business. Accordingly, a portion of the production costs for Image Campaign materials in which Articles appear shall be allocated to and paid for by Licensee. The amount so to be allocated to Licensee (the "**Production Cost Allocation**") shall be determined by Licensor in good faith and in a manner consistent with the manner in which portions of the production costs for Image Campaign materials are allocated to other of Licensor's licensees of the Licensed Mark that use Image Campaign materials in which their products bearing the Licensed Mark appear and shall be paid to Licensor promptly upon Licensee's receipt of an invoice therefor. Notwithstanding the foregoing, Licensor shall give Licensee a good faith estimation of the Production Cost Allocation for any particular Image Campaign materials in advance and Licensee shall not be liable for the Production Cost Allocation with respect to such Image Campaign materials if it advises Licensor in advance that it has elected not to use such Image Campaign materials for its Marketing Materials for the Business.

7.3 Licensee may not, and Licensee shall cause its retail customers not to, advertise, market, promote, publicize or otherwise exploit Articles or the Licensed Mark or otherwise use the Licensed Mark together with any other trademarks or names or any other products.

7.4 Licensee shall regularly undertake public relations and related projects and activities ("**PR Activities**") relating to Articles and to the Business. PR Activities shall be undertaken in consultation with Licensor's public relations staff (the "**PR Staff**"). Licensee shall arrange to meet with the PR Staff promptly after the execution of this Agreement to discuss and familiarize itself with Licensor's public relations policies, procedures and guidelines. Also, Licensee shall meet periodically with the PR Staff to develop and coordinate PR Activities. Licensee shall not engage in any media contacts with respect to Articles or the Business without first discussing the anticipated subject matter of the media contact and Licensor's policies with

respect to those matters with the PR Staff. All PR Activities, including all press releases, magazine and newspaper articles and other media related projects, are subject to Licensor's prior approval. Also, the creative components of all of Licensee's public relations "events" shall be developed by the PR Staff in consultation with Licensee. Licensee shall not be charged a fee for Licensor's services in this regard, but Licensee shall be responsible for all costs and expenses of PR Activities conducted for Articles and the Business, including all out-of-pocket expenses incurred by Licensor in connection therewith, provided that such out-of-pocket expenses were either approved in advance by Licensee or are generally in accordance with the budget for such expenses agreed upon by Licensor and Licensee (and Licensor and Licensee shall use good faith efforts to establish reasonable budgets for the expenses of Licensor for PR Activities). Also, Licensee shall contribute to the costs and expenses of PR Activities, including fashion shows, conducted by Licensor for the Brand generally with the amount of the contributions to such PR Activities to be determined in good faith by Licensor and Licensee in advance of each such PR Activity.

7.5 (a) (i) Each seasonal collection of Articles after the Fall 2012 seasonal collection shall be displayed and offered for sale in a separate booth at the two "Project" tradeshows in Las Vegas each year located next to the booth maintained by Licensor's men's collection sportswear licensee for its men's collection sportswear products bearing the Licensed Mark (the "**Menswear Booth**"), each seasonal collection of Articles shall be displayed and offered for sale in a separate area in Licensee's booths at the two "Platform" tradeshows in Las Vegas each year and each seasonal collection of Articles also may be displayed and offered for sale in a separate showroom area at a location approved by Licensor in Licensee's facilities and in separate areas in its booths at such other tradeshows in the Territory as may be approved by Licensor. (Such tradeshow booth at Project, such tradeshow booth area at Platform and any such other showroom and tradeshow booth areas are referred to herein collectively as the "**Showrooms**.") Each Showroom shall be fixtured, furnished, constructed and maintained in a manner acceptable to Licensor and consistent with the Image and the image of other showrooms and tradeshow booths established for the sale of other products bearing the Licensed Mark. The design and construction of each Showroom shall be subject to Licensor's final review and approval.

(ii) From time to time, Licensee shall update, refurbish and/or remodel the Showrooms as reasonably requested by Licensor so that each Showroom shall continue to reflect the Image. The foregoing shall not diminish the obligations of Licensee set forth above with regard to the day-to-day maintenance and upkeep of the Showrooms.

(iii) Licensee shall be responsible for all costs, fees and expenses incurred in connection with the development, updating, refurbishing, remodeling and maintenance of the Showrooms.

(b) The Fall 2012 seasonal collections of Articles shall be displayed and offered for sale in a space designated by Licensor in the Menswear Booth. Licensee shall pay to Licensor or, if so designated by Licensor, directly to its men's collection sportswear licensee a fee with respect to its use of such space in an amount based on the prorated space in the Menswear Booth utilized by Licensee. The fee payment shall be due upon Licensee's receipt of an invoice therefor.

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(c) In addition to the Showrooms (and the Menswear Booth), during each market week for men's collection sportswear, the corresponding seasonal collections of Articles shall be displayed and offered for sale by Licensee's sales personnel in space designated by Licensor in the showroom in New York City maintained by Licensor's men's collection sportswear licensee for men's collection sportswear products bearing the Licensed Mark (the "**Men's Showroom**"). No fee shall be payable for the use of the Men's Showroom during market weeks. However, if it is decided that Articles shall be displayed and offered for sale in space in the Men's Showroom on a permanent basis, Licensee shall pay to Licensor or, if so designated by Licensor, directly to its collection sportswear licensee a monthly fee (the "**Showroom Fee**") in an amount based on the prorated space in the Men's Showroom utilized by Licensee. The Showroom Fee payments shall made monthly on or about the first day of each month commencing with the month during which Articles first are displayed in such space on a permanent basis. Also, Licensee shall be responsible for all costs, fees and expenses incurred in connection with the build out, fixturing, furnishing and maintenance of such space in the Men's Showroom.

(d) All sales of Articles shall be originated from the Showrooms and the Men's Showroom (and the Menswear Booth), except as provided below. The Showrooms shall display Articles exclusively, except that other products bearing the Licensed Mark also may be displayed, and offered for sale, in the Showrooms upon the request of, or if approved by, Licensor. Articles shall not be offered for sale in any showroom other than the Showrooms and the Men's Showroom (and the Menswear Booth) without Licensor's prior approval. However, Licensee may use road sales people (including independent representatives) to seek out orders for Articles. Articles shall not be displayed, offered for sale or sold by Licensee or its road sales people together with other Products or any other products.

7.6 In addition to all other samples of Articles to be provided to Licensor under ¶4.1(a) or otherwise in accordance with the provisions hereof, Licensee shall provide to Licensor and its affiliates, free of charge, such number of Articles as they may reasonably request from time to time for fashion shows and special events presentations (including runway shows and ready-to-wear presentations), showroom display, promotional photoshoots, photolayouts and retail displays of other products bearing the Licensed Mark and for other promotional and public relations efforts, provided that Licensee shall not be required to provide Licensor and its affiliates with more than $3,000 worth of such Articles (at wholesale) during the first Annual Period, $4,000 worth of such Articles (at wholesale) during the second Annual Period and $5,000 worth of such Articles (at wholesale) during any Annual Period after the second Annual Period. Some of these seasonal fashion shows and photoshoots shall take place prior to the commencement of production of the same seasonal collection of Articles and, in such case, Licensee shall provide pre-production samples of Articles.

8. Approvals

8.1 Licensor's approvals pursuant to this Agreement may be based solely on Licensor's subjective standards, including its aesthetic judgment regarding design, advertising, marketing and exploitation and the Image, and may be withheld in Licensor's sole and absolute discretion.

8.2 If Licensor disapproves any item presented to it for approval under this Agreement, including any proposed Concept, Design Component, sample Article, Packaging

Material, Marketing Material or other item proposed by Licensee, Licensee shall promptly use its best efforts to correct or modify such item in accordance with Licensor's requirements and resubmit the corrected or modified item to Licensor for Licensor's reconsideration, unless Licensor has advised Licensee that, in Licensor's view, making changes to any disapproved item would not be worthwhile because its objection to any particular item cannot be satisfied by a modification or correction thereto. If Licensor finally disapproves any item, Licensee shall not use the disapproved item or permit it to be used by others.

8.3 Licensee acknowledges that Licensor may not be able to express with any specificity its objection to and/or the reason for its disapproval of any particular item or matter submitted for its approval hereunder.

8.4 Licensor's approval of any Articles for a particular seasonal collection of Articles or of any Packaging Materials or Marketing Materials for use in connection with any particular seasonal collection of Articles shall constitute approval for use in connection with such collection only and shall not constitute approval of the use of any of such Articles or Materials for any other seasonal collection of Articles.

9. INTENTIONALLY DELETED

10. Sales Royalty

10.1 (a) Licensee shall pay to Licensor a royalty equal to 15 % of "Net Sales" (the **"Sales Royalty"**). Licensee shall pay an **Advance Royalty** of $25,000 upon the execution of this Agreement, which shall be applied as a credit against the first Sales Royalties due under this Agreement.

(b) If (i) during the first Annual Period, Net Sales of Articles to Closeout Accounts during such Annual Period are more than 25% of all Net Sales (including Net Sales on account of sales to Closeout Accounts) during such Annual Period, (ii) during any Annual Period after the first Annual Period, Net Sales of Articles to Closeout Accounts during any such Annual Period are more than 15% of all Net Sales (including Net Sales on account of sales to Closeout Accounts) during such Annual Period, or (iii) during any Annual Period, the number of units of Articles sold to Closeout Accounts during any Annual Period are more than 50% of the number of units of all other Articles sold during such Annual Period (each such percentage an "**Excess Closeout Sales Threshold**" and sales in excess of an Excess Closeout Sales Threshold are referred to as "**Excess Closeout Account Sales**"), the Sales Royalty rate with respect to such Excess Closeout Account Sales shall be 25%, but only to the extent that such Excess Closeout Account Sales were not approved in advance by Licensor's CEO or COO. Additional Sales Royalty owing on account of Excess Closeout Account Sales during an Annual Period shall be accounted for and paid at the time the final Quarterly Payment for such Annual Period is to be made and, accordingly, for the avoidance of doubt, any additional Sales Royalty payable with respect to Excess Closeout Account Sales that were accounted for in computing a previous Quarterly Payment shall be paid to Licensor at the time the final Quarterly Payment for such Annual Period is to be made.

(c) Notwithstanding anything to the contrary herein and whether or not Licensor elects to terminate this Agreement on account thereof in accordance with the provisions of ¶17.1(b)(vi), if Licensee sells, as an Article (i.e., with the Licensed Mark thereon), any Product that has not been approved, or has been disapproved, by Licensor for sale as an Article

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hereunder or if Licensee sells Articles to an unapproved or disapproved customer, Licensee shall pay to Licensor, as liquidated damages, and not as a penalty, an amount equal to the invoice price thereof and no payment of Minimum Royalty shall be credited against any such liquidated damages payment, nor shall any such liquidated damages payment be credited against any Minimum Royalty obligation (it being understood and agreed that Licensee's making any such proscribed sales shall result in lost goodwill with respect to the Licensed Mark and Products bearing the Licensed Mark and the damages to Licensor on account thereof shall not be quantifiable).

10.2 The term "**Net Sales**," as used in this Agreement, means the invoiced or shipped (whichever is earlier) amount of Articles (including Closeout Articles) sold by Licensee, less the amount of any discounts actually earned and taken by customers, any markdown allowances (including so-called "point of sale" markdown allowances) and any authorized returns including for damaged or defective Articles (provided that "Net Sales" shall include the regular wholesale price of any Articles shipped to a customer in exchange for returned Articles), but only to the extent that such discounts, markdown allowances and returns during an Annual Period do not exceed in the aggregate 10% of gross sales during such Annual Period, or part thereof if the Agreement is terminated before the end of any Annual Period. No deduction shall be made for other discounts, allowances or returns, uncollectible accounts or costs incurred by Licensee. "Net Sales" also include sales of Articles to third party licensed Retail Stores and E-Commerce Sites, sales of Articles made directly to Foreign Customers and insurance proceeds received by Licensee in respect of Articles and the regular wholesale prices of Articles given away by Licensee to a charity, but do not include sales of Articles made to Licensor under ¶6.5, sales of Articles made under ¶6.6 or sales of Articles to Retail Stores or E-Commerce Sites owned or operated by any of Licensor's affiliates or any Outlet Stores. Sales or other transfers of Articles to any of Licensee's affiliates or otherwise not in arm's length transactions shall be deemed to be sales made at the regular wholesale prices of such Articles.

10.3 Licensee shall account for and pay the Sales Royalty quarterly within 30 days after the close of each three-month period during each Annual Period (each a "**Quarter**") (or portion thereof in the event of prior termination for any reason), except that, for the first Annual Period, the first such accounting and payment period shall be the period commencing on the Effective Date and continuing through September 30 , 2012. (Such period through September 30, 2012 is the first "Quarter" for purposes hereof.) The Sales Royalty payable for each Quarter during an Annual Period (each a "**Quarterly Payment**") shall be computed on the basis of Net Sales during such Annual Period through the end of such Quarter.

11. <u>Payments; Statements</u>

11.1 Payments by Licensee shall be made in United States Dollars via wire transfers, or in any other manner that Licensor designates.

11.2 (a) At the time each Quarterly Payment is due, Licensee shall deliver to Licensor a statement (the "**Quarterly Statement**") signed and certified as accurate by Licensee's chief financial officer setting forth, for the just completed Quarter and the Annual Period-to-date:

(i) the number, regular wholesale prices and invoice prices of all Articles invoiced or shipped by Licensee to customers in arm's length transactions, the amount of discounts, allowances and returns that properly may be deducted from gross sales and Net

Sales, all by Article (and separately for Closeout Articles), by seasonal collection, by customer (including by Closeout Account and separately for Closeout Articles), by Quarter, by month and in the aggregate;

(ii) the number, invoice prices and regular wholesale prices of all Articles invoiced or shipped by Licensee to any of its affiliates and to any other customers other than in arm's length transactions, all by Article, by affiliate of Licensee, by each other such customer, by seasonal collection, by Quarter, by month and in the aggregate;

(iii) the amount of any insurance proceeds received by Licensee in respect of Articles;

(iv) the regular wholesale prices of Articles given away by Licensee to a charity;

(v) the amount of the Sales Royalty then due and payable; and

(vi) the amounts spent by Licensee for Marketing Activities and PR Activities, by type of Activities and in the aggregate.

(b) Licensee shall deliver to Licensor quarterly, within 10 business days after the end of each Quarter, detailed quarterly sell through reports (including sales and stock information for "this year," "last year" and "planned"), by Article, by customer and by door and by seasonal collection, with information presented for the Quarter, the season-to-date and the Annual Period-to-date. Together with the quarterly sell through reports, Licensee also shall deliver to Licensor a copy of Licensee's then current customer list for Articles.

(c) Together with each Quarterly Statement, Licensee shall deliver to Licensor, a statement setting forth the number and fob prices of all Articles invoiced or shipped to the Product Distributors, by Product Distributor and by Article.

(d) In addition to the information required in the Quarterly Statements and Licensee's other statements and reports under this ¶11.2, Licensee shall provide Licensor, to the extent available, with any other sales-related information reasonably requested by Licensor.

11.3 Within 10 business days after the completion of the market for each seasonal collection of Articles, Licensee shall deliver to Licensor a report setting forth a list of all orders booked for such collection, including the number and wholesale value of all Articles covered by such orders, by customer and by door.

11.4 Each of the Quarterly Statements and Licensee's other statements, reports and other items to be delivered under ¶¶11.2 and 11.3 shall be prepared in a format developed by Licensee and reasonably acceptable to Licensor or as may be reasonably requested by Licensor.

11.5 Not later than 90 days after the close of each Annual Period (or portion thereof in the event of prior termination hereof), Licensee shall deliver to Licensor a statement signed and certified as accurate by its chief financial officer covering such Annual Period. Such statement shall cover the same categories of information required to be covered by the Quarterly Statements.

11.6 Not later than 90 days after the close of each fiscal year of Licensee falling during the term of this Agreement, Licensee shall deliver to Licensor the consolidated financial statements of Licensee, signed and certified as presenting fairly, in all material respects, the

financial position of Licensee and its subsidiaries and the results of their operations and their cash flows in conformity with generally accepted accounting principles by its regular certified public accountants covering the preceding fiscal year. Also, at Licensor's request from time to time, Licensee shall deliver to Licensor its unaudited financial statements covering the periods requested by Licensor.

12. Books and Records; Audits

12.1 Licensee shall prepare and maintain, and shall cause its subsidiaries and affiliates to prepare and maintain, complete and accurate books of account and records (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement, the Business and/or the distribution and sale of Articles. Licensor's representatives may, from time to time during regular business hours on reasonable advance notice, during the term of this Agreement and for three years thereafter, audit these books of account and records of Licensee and its subsidiaries and affiliates (the "**Books and Records**"), and examine and copy all documents and materials relating to this Agreement, the Business and/or the distribution and sale of Articles, including the books of account and records, invoices, credits and shipping documents. Any such audit commenced within such three-year period may continue through completion in the ordinary course. The Books and Records, including computer records, shall be maintained for at least five years (or such longer period as required by law) after the end of the Annual Period to which they relate and through the completion of any audit commenced prior to the end of such five-year (or longer) period. Without limiting the generality of the foregoing, Licensee shall maintain and shall cause its subsidiaries and affiliates to maintain supporting customer invoices and such other documents as may be reasonably required to substantiate royalty statements and operating reports rendered hereunder and to enable Licensor to confirm that all Articles are accounted for, including for each style of Article, the quantity of each such style manufactured and sales information indicating by month, by customer and in the aggregate the style number, quantity and invoice price of all Articles shipped.

12.2 If any audit of any of the Books and Records discloses that any of Licensee's payments was less than the amount that should have been paid, the payment required to be made to eliminate the discrepancy, plus interest at the rate provided for in ¶17.1(a)(i), shall be made within five business days following Licensee's receipt of notice of such discrepancy and, if the discrepancy is 2% or more of the amount actually paid for any Quarter, Licensee shall reimburse Licensor for the cost and expenses of the audit within five business days following Licensee's receipt of notice of such costs and expenses (and also shall be required to reimburse Licensor for the cost and expenses of the next two audits that Licensor elects to conduct). In addition, if the discrepancy is 5% or more, interest shall be at the rate provided for in ¶17.1(a)(i) plus an additional five percentage points (or the maximum rate of interest that legally can be charged to Licensee, if lower) and Licensee may terminate this Agreement by notice to Licensee given within 60 days after receipt of the audit report disclosing the discrepancy if it occurs more than one time.

13. The Licensed Mark

13.1 (a) Licensee shall use and display the Licensed Mark only in the form and manner designated or approved by Licensor from time to time hereunder.

(b) Licensor shall notify Licensee if it elects to change the form of the Licensed Mark and Licensee shall effect the change as promptly as reasonably practicable and, in any event, no later than the next season after the season then in production. However, if, after the change has been effected, Licensee has an inventory of Articles bearing the previous form of the Licensed Mark, Licensee may sell off such Articles, as Closeout Articles and not as part of Licensee's regular collections of Articles, in the ordinary course. Also, if, after the change has been effected, Licensee has an inventory of Business Documents bearing the previous form of the Licensed Mark, Licensee may use them up in the ordinary course.

13.2 (a) Both during and after the term of this Agreement, Licensee shall not use the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof, in whole or in part, as a corporate name, trade name, domain name or otherwise except as expressly provided in this Agreement. Licensee shall not join any name(s) with the Licensed Mark so as to form a new mark. Except as contemplated in ¶¶1.2 and 13(b), Licensee shall not use any name in connection with the Licensed Mark in any Materials or other printed matter. In that regard, Licensee acknowledges that Licensor has not authorized Licensee to use the Licensed Mark or any designation or identification relating to the Licensed Mark, Licensor or any Articles, including the name "Robert Graham," other than as specifically provided in this Agreement. Licensee shall not sign the Licensed Mark, the name "Robert Graham" or any component, variation, simulation, derivation or abbreviation thereof to any contracts, leases, bills of sale or other instruments or hold itself out as a partner or co-venturer or as a general or special agent of Licensor, nor shall Licensee establish any bank accounts under the Licensed Mark, the name "Robert Graham" or any component, variation, simulation, derivation or abbreviation thereof.

(b) Notwithstanding anything to the contrary contained in ¶13.2(a), since patented Licensee Technology will be incorporated into Articles, Licensee's name (as well as the patent number) shall appear on Articles in such places as are permitted in ¶1.2 and in such form as is approved by Licensor.

13.3 Licensee acknowledges that, as between Licensee and Licensor, Licensor is the owner of all right, title and interest in and to the Licensed Mark in the Territory in any form or embodiment thereof and is also the owner of the goodwill attached or that shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and, in that regard, all uses of the Licensed Mark by Licensee shall inure to Licensor's benefit. Neither Licensee or any of its affiliates nor any of their respective managers, officers, directors, members, shareholders, owners, employees, agents and representatives shall do anything or suffer anything to be done, whether under or in connection with the Business or this Agreement or otherwise, that, directly or indirectly, may adversely affect any rights of Licensor in and to the Licensed Mark or any registrations thereof, that, directly or indirectly, may reduce or dilute the value of the Licensed Mark or that, directly or indirectly, may disparage or dilute, detract from or reflect adversely upon the Image, and, in that regard, Licensee shall adopt and implement rigorous quality control systems for Articles and the Business. (Hereinafter, Licensee's affiliates and any of the respective managers, officers, directors, members, shareholders, owners, employees, agents and representatives of Licensee or any of its affiliates shall be referred to collectively as the "**Licensee Group**.") Neither Licensee nor any member of the Licensee Group shall seek to register the Licensed Mark or any

component, variation, simulation, derivation or abbreviation thereof in any jurisdiction for any products or services. The provisions of and the obligations of Licensee and the members of the Licensee Group under this ¶13.3 shall survive Termination.

13.4 Licensee, at its expense, shall execute any documents required to confirm Licensor's ownership of all rights in and to the Licensed Mark and the respective rights of Licensor and Licensee under or in connection with this Agreement. Also, Licensee shall cooperate with Licensor in connection with the filing and prosecution of applications in Licensor's name to register the Licensed Mark for Products in the Territory.

13.5 Licensee shall use the Licensed Mark in the Territory strictly in compliance with the legal requirements of, or in effect within, the Territory. Licensee shall place on all Articles and all Materials all legends, markings and notices (a) required to give appropriate notice of any trademark or other rights in or to the Licensed Mark in accordance with the governing trademark and other applicable laws, rules and regulations of, or in effect within, the Territory or (b) otherwise reasonably requested by Licensor.

13.6 Neither Licensee nor any member of the Licensee Group shall challenge Licensor's ownership of or the validity of the Licensed Mark, any application for registration or registration thereof or any rights of Licensor therein. The provisions of and the obligations of Licensee and the members of the Licensee Group under this ¶13.6 shall survive Termination.

13.7 If Licensee learns of any infringement, imitation or counterfeiting of the Licensed Mark or Articles or of any use of a trademark similar to the Licensed Mark or of any instances of the importation and sale of otherwise legitimate Products bearing the Licensed Mark (including Articles) by any third party, it promptly shall notify Licensor thereof. Upon receipt of Licensee's notice or when any such situation comes to its attention, Licensor shall take such action as it in its sole discretion deems advisable for the protection of its rights in and to the Licensed Mark and Articles. If requested by Licensor, Licensee shall cooperate with and follow the directions of Licensor in connection therewith, including by conducting investigations to determine the extent of the infringement or counterfeiting activity, acting as a plaintiff or co-plaintiff in lawsuits and causing its officers to execute pleadings and other related documents at Licensor's expense. Any action contemplated by this ¶13.7 shall be controlled by Licensor and Licensor shall not be required to take any action if it deems it inadvisable to do so (and in its sole discretion may discontinue any action it may commence) and Licensee may not take any action with respect to the Licensed Mark or the counterfeiting or diversion of Articles without Licensor's prior approval. The costs, fees and expenses (including investigatory expenses and legal expenses such as attorneys' fees, court costs and filing fees) incurred in connection with any action involving the counterfeiting or diversion of Articles taken under this ¶13.7 shall be borne by Licensee. The costs, fees and expenses (including investigatory expenses and legal expenses such as attorneys' fees, court costs and filing fees) incurred in connection with any action involving the infringement of the Licensed Mark and not involving counterfeiting or diversion of Articles taken by Licensor under this ¶13.7 shall be borne by Licensor.

14. <u>Intellectual Property Rights</u>

14.1 (a) Any copyright, design right, moral right or similar such right and any other intellectual property right (other than Licensee Technology) in or that may be created in any Articles, Concepts, Design Components, Specifications, Sales Environments or Showrooms (or any aspect thereof) or any Packaging Materials or Marketing Materials,

including photographs, designed or approved by Licensor pursuant to this Agreement (each an "**IP Right**") shall be, as between Licensor and Licensee, the exclusive property of Licensor. Except as provided herein, if any of such Articles, Concepts, Design Components, Specifications, Sales Environments or Showrooms (or any aspect thereof) or Packaging Materials or Marketing Materials are not designed and/or created by Licensor or its designee, they shall be deemed "works made for hire" for Licensor or its designee within the meaning of the U.S. Copyright Law and/or other applicable comparable laws or, if they do not so qualify, all ownership rights thereto, including any IP Rights therein, shall be deemed assigned to Licensor or its designee. Licensee shall cooperate with the owner thereof in the preparation, filing and prosecution of applications in the name of Licensor or its designee to record any claims to IP Rights in any Article, Concept, Design Component, Specification, Sales Environment or Showroom (or any aspect thereof), Packaging Material or Marketing Material. Neither Licensee nor any member of the Licensee Group shall do anything or suffer anything to be done that may affect adversely any of the rights of Licensor or its designee in such Articles, Concepts, Design Components, Specifications, Sales Environments or Showrooms (or any aspect thereof) or in any Packaging Materials or Marketing Materials, including filing any application in its name to record any claims to IP Rights in any such Articles, Concepts, Design Components, Specifications, Sales Environments or Showrooms (or any aspect thereof) or in any Packaging Materials or Marketing Materials, and shall do all things required by Licensor to preserve and protect those rights, including placing the copyright notice specified by the Universal Copyright Convention or otherwise on all Articles, in the Sales Environments and Showrooms and on all Packaging Materials and Marketing Materials.

(b) For the avoidance of doubt, Licensee Technology does not include Articles, Concepts, Design Components, Specifications, Sales Environments or Showrooms that are specifically developed by Licensor or Licensee pursuant to this Agreement for use in connection with ArticlesLicensee represents and warrants that the Concepts, Design Components and Specifications used in connection with Articles, as well as any product names adopted hereunder for use in connection with any particular Articles, will not violate the intellectual property rights of any third party and it shall be Licensee's responsibility, at its expense, to obtain all necessary clearances for all Concepts, Design Components, Specifications and product names used in connection with Articles.

14.2 With respect to any design it develops for Licensor hereunder, Licensee shall obtain from any commissioned or free-lance artist or design consultant hired to develop any such design, an assignment of copyrights, design rights, moral rights and similar such rights in such design, in the form of Exhibit C.

15. Confidentiality and Non-Competition

15.1 (a) All of the contents of this Agreement and all information relating to the business, operations and personnel of Licensor or any of its affiliates that Licensee learns or has learned during or prior to the term of this Agreement, including all financial information and business plans relating to the business of Licensor or any of its affiliates, and all Concepts, Design Components, Specifications, creative concepts, including the designs and other aspects of the Sales Environments and Showrooms, and marketing, advertising and promotional concepts and plans that Licensor provides to Licensee or that Licensor approves for use in connection with Articles or the Business other than Licensee Technology ("**Licensor Confidential Information**"), are their valuable property. Licensee acknowledges the need to preserve the

confidentiality and secrecy of the Licensor Confidential Information. Therefore, during the term of this Agreement and thereafter, neither Licensee nor any member of the Licensee Group shall use or disclose any of the Licensor Confidential Information, except for such use by or on behalf of Licensee that is permitted under this Agreement. Licensee shall be permitted to include a description of the material terms of this Agreement, together with a copy of this Agreement, in its filings with the Securities and Exchange Commission. Licensee shall take all necessary steps to ensure that any use by it and those acting on its behalf, including the members of the Licensee Group, the Contractors and its suppliers, shall preserve the confidentiality and secrecy of the Confidential Information. In that regard, Licensee shall implement appropriate internal procedures to ensure that those individuals working for the Business do not share Licensor Confidential Information with other employees of Licensee (or any other person). The provisions of and the obligations of Licensee and the members of the Licensee Group under this ¶15.1(a) shall survive Termination.

(b) All information relating to the business, operations and personnel of Licensee or any of its affiliates that Licensor learns or has learned during or prior to the term of this Agreement, including all Licensee Technology, financial information and business plans relating to the business of Licensee or any of its affiliates ("**Licensee Confidential Information**"), is their valuable property. Licensor acknowledges the need to preserve the confidentiality and secrecy of the Licensee Confidential Information. Therefore, during the term of this Agreement and thereafter, neither Licensor nor any member of the Licensor Group shall use or disclose any of the Licensee Confidential Information, except for such use by or on behalf of Licensor that is necessary or appropriate for the performance of Licensor's obligations or the exercise of its rights under this Agreement. Licensor shall take all necessary steps to ensure that the use of the Licensee Confidential Information by it and those acting on its behalf shall preserve the confidentiality and secrecy thereof. In no event, however, shall sales data and customer information and any Product or other information necessary or appropriate for the continuation in the ordinary course of the Business by the Licensor or its designee after Termination be deemed Licensee Confidential Information subject to the post Termination restrictions of this ¶15.1 (b). The provisions of and the obligations of Licensor and its affiliates under this ¶15.1(b) shall survive Termination.

15.2 (a) Subject to the provisions of ¶14, all Concepts, Design Components, Specifications and other materials and all rights therein (other than Licensee Technology), either submitted to or approved by Licensor pursuant to this Agreement for use in connection with Articles or otherwise in connection with the Business pursuant to this Agreement, shall be the exclusive property of Licensor and may be used by Licensee only in connection with Articles or otherwise in connection with the Business under this Agreement. If any such Concepts, Design Components, Specifications or other materials so submitted to or approved by Licensor pursuant to this Agreement are not used by Licensee hereunder or in connection herewith, Licensee shall deliver such items to Licensor, at Licensee's expense, and shall not use them or permit their use by others. Whether or not Licensee uses any of these items hereunder or in connection herewith, Licensor may use and may permit others to use them both during and after the term of this Agreement and throughout the world, but only if such use does not conflict with the rights granted to Licensee hereunder.

(b) (i) Neither Licensee nor any member of the Licensee Group shall manufacture, market or sell any Products or other products bearing designs or of a styling

substantially similar to the designs or styling of any Articles made pursuant to this Agreement or permit any third party to do so; nor shall Licensee or any member of the Licensee Group manufacture, market or sell any Products or other products using distinctive leathers, skins or other materials or hardware used for any Articles.

(ii) If Licensee or any member of the Licensee Group sells any Products or other products in violation of the provisions of ¶15.2(b)(i) (whether before or after Termination and, when applicable, whether or not Licensor elects to terminate this Agreement on account thereof in accordance with the provisions of ¶17.1(b)(vii)), Licensee shall pay to Licensor, as liquidated damages, and not as a penalty, a fee on account of each such sale (the "**Sales Fee**") in an amount equal to the invoice price thereof; and no payment of Minimum Royalty shall be credited against any such Sales Fee payment, nor shall any payment of Sales Fee be credited against any Minimum Royalty obligation or any other sums payable to Licensor hereunder (it being understood and agreed that Licensee's making any such proscribed sales shall result in lost goodwill with respect to Products bearing the Licensed Mark and the damages to Licensor on account thereof shall not be quantifiable). Payments of Sales Fee shall due and payable within 10 business days after the end of each month during which any such sale is made.

(c) The provisions of and the obligations of Licensee and the members of the Licensee Group under this ¶15.2 shall survive Termination.

15.3 Without the prior consent of Licensor, neither Licensee nor any member of the Licensee Group shall employ or engage (whether as a consultant or otherwise) or solicit or recruit for employment or engagement or attempt to employ or engage or solicit or recruit for employment or engagement any person who is employed or engaged by Licensor or any of its affiliates at the time of such proposed employment or engagement or solicitation or recruitment for employment or engagement or was so employed or engaged at any time during the 12-month period prior thereto. The provisions of and the obligations of Licensee and the members of the Licensee Group under this ¶15.3 shall survive Termination for a period of six months.

16. Indemnification; Insurance

16.1 Licensor shall hold Licensee and the members of the Licensee Group, and their respective managers, officers, directors, members, shareholders, owners, employees, agents and representatives and their respective successors and assigns, harmless from and shall indemnify each of them against any losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys' fees and expenses) that any of them may incur or become obligated or liable to pay in any action, claim or proceeding against any of them by reason of the fact that the use of the Licensed Mark in the Territory in accordance with the terms of this Agreement (other than an action, claim or proceeding involving Licensee Technology) infringes upon the trademark or other intellectual property rights of a third party, or by reason of any representation or warranty on the part of Licensor being untrue in any material respect. Licensee shall give Licensor prompt notice of any such action, claim or proceeding and Licensor, in its sole discretion, then may take such action as it deems advisable to defend the action, claim or proceeding on behalf of the indemnitee. If appropriate action is not taken by Licensor timely after its receipt of notice from Licensee, the indemnitee may defend the action, claim or proceeding, but with only one counsel reasonably acceptable to Licensor and at standard rates, and no compromise or settlement may be made without the approval of Licensor, which shall not be withheld unreasonably. In either case, the indemnitee and Licensor shall keep each other

fully advised of all developments and shall cooperate fully with each other in connection with the defense thereof. Also, no compromise or settlement of any such action, claim or proceeding may be made unless full releases as to the subject matter are obtained for Licensor and its affiliates and for the indemnitee. The indemnification shall apply solely to (a) the amount of the judgment, if any, against the indemnitee, (b) any sums paid by the indemnitee in settlement, and (c) the expenses incurred by the indemnitee in connection with its defense. The provisions of and Licensor's obligations under this ¶16.1 shall survive Termination.

16.2 Licensee shall hold Licensor and its affiliates, as well as their respective managers, officers, directors, members, shareholders, owners, employees, agents and representatives, and their respective successors and assigns, harmless from and shall indemnify each of them against any losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys' fees and expenses) that any of them may incur or become obligated to pay, or for which any of them may become liable to pay in any action, claim or proceeding against any of them, by reason of any representation or warranty on the part of Licensee being untrue in any material respect, by reason of the fact that the use in the Territory of any of the Concepts, Design Components and Specifications (other than an action, claim or proceeding involving infringement of the Licensed Marks) used in connection with Articles or any of the product names adopted for use in connection with any particular Articles infringes upon the trademark, copyright or other intellectual property rights of a third party or by reason of any acts, whether of omission or commission, by Licensee or any member of the Licensee Group arising out of or related to the use or the manufacture, marketing, distribution or sale of any Articles, whether or not grounded in products liability or breach of warranty (as to performance characteristics or otherwise). Licensee's indemnification obligation also shall apply to any action, claim or proceeding against any of the indemnitees brought by or on behalf of any member of the Licensee Group, any Product Distributor, any of Licensee's customers, any Contractor or any of Licensee's suppliers arising out of or relating to this Agreement or the performance of Licensee hereunder or their relationships or dealings with Licensee, the termination thereof or otherwise. The provisions of and Licensee's obligations under this ¶16.2 shall survive Termination.

16.3 Licensee shall, at its own expense, procure and maintain in full force and effect for so long as Articles are sold, with an insurance carrier with the highest rating established by Best's Rating Guide, a public liability insurance policy including products liability coverage with respect to Articles, as well as inventory insurance and civil and advertising insurance and contractual liability coverage with respect to this Agreement, with a limit of liability of not less than $3,000,000. The insurance policy shall be written for the benefit of Licensee, Licensor and the various other indemnitees described in ¶16.2, shall be designated expressly as primary insurance and shall provide for at least 30 days prior written notice to Licensee and Licensor of the cancellation or substantial modification thereof. If the insurance policy is canceled, it shall be replaced by a substantially equivalent policy prior to its cancellation. Licensee may obtain the insurance in conjunction with a policy of liability insurance that covers products other than Articles. Licensee shall deliver a certificate of insurance to Licensor promptly upon its issuance and shall furnish to Licensor evidence of the maintenance of the policy upon request. Licensee shall use its best efforts to cause its insurance carrier to provide in the insurance policy that, if it takes title to any Articles under the policy, it shall sell the Articles consistent with the manner in which Licensee may sell Articles and shall

sell Articles only to customers to which Licensee may sell Articles. Nothing in this ¶16.3 is intended to limit or affect the indemnification provisions of ¶16.2.

17. Defaults; Termination

Each of the following shall constitute an event of default ("Event of Default") hereunder:

17.1 (a) If Licensee fails to pay to Licensor any sum owing to Licensor hereunder or in connection herewith in full when due, (i) Licensee shall pay interest on any unpaid balance from and including the date the payment becomes due until the date of payment at a rate equal to the prime rate prevailing in New York City at J.P. Morgan Chase during the period of delinquency plus three percentage points (except as provided in ¶12.2) or the maximum rate of interest that can legally be charged to Licensee, if lower, and (ii) if the default continues uncured for five business days or more after written notice to Licensee, Licensor may terminate this Agreement immediately by and upon notice to Licensee. Licensee shall reimburse Licensor for any fees, costs and expenses incurred by Licensor in seeking to collect any sums due to it, including attorneys' fees and expenses and collection agency fees and expenses.

(b) Licensor may terminate this Agreement immediately by and upon applicable written notice to Licensee if:

(i) Licensee fails to present Articles for sale by January 31, 2012 or fails to ship full-price, in-season Articles to customers other than Closeout Accounts in reasonable commercial quantities in a material portion of the Territory by September 1, 2012 or if, after launching the sale of Articles, Licensee discontinues the marketing, sale, distribution and/or delivery of full-price, in-season Articles to customers other than Closeout Accounts in reasonable commercial quantities in a material portion of the Territory for a period of 30 days or more (other than for seasonal stoppages);

SUB¶S (ii) THROUGH (iv) ARE INTENTIONALLY DELETED

(v) Licensee defaults on any obligation that is secured by a security interest in any Articles and the secured party enforces its rights against the Articles (and Licensee shall notify Licensor immediately upon Licensee's becoming aware of the enforcement of such rights by a secured party, failing which this Agreement shall terminate automatically on the day any such secured party enforces its rights against any Articles);

(vi) Licensee continues, after 5 -days written notice from Licensor, to (A) use any Packaging Material or Marketing Material that has not been approved, or has been disapproved, by Licensor or places any Marketing Material in a medium or publication that has not been approved, or has been disapproved, by Licensor, (B) offer for sale or sells, as an Article (i.e., with the Licensed Mark thereon), any Product that has not been approved, or has been disapproved, by Licensor for sale as an Article hereunder, (C) modify any Packaging Material, Marketing Material or Article that has been approved by Licensor, or (D) sell Articles to an unapproved or disapproved customer.

(vii) Licensee violates the provisions of ¶1. 5, 3.4(a), 3.7(a)(i), 4.2, 4.3, 13.1(a), 13.2, 13.3, 13.6, 15.1 (a), 15.2, 15.3, 19.2(c) or 22.1.

(c) If Licensee otherwise fails or Licensor fails to perform any of the terms, conditions, agreements or covenants in this Agreement on its part to be performed and if (i) the default is not curable, (ii) the default is curable but continues uncured for a period of 15 days or

more after notice has been given to the defaulting party, or (iii) the default is curable, but not within 15 days, and all reasonable steps necessary to cure the default have not been taken by the defaulting party within the 15- day period or the defaulting party is not diligently taking all steps necessary to cure the default as promptly as practicable or, in any event, the default continues to remain uncured for at least 60 days after such notice, then, in any such case, the other party, at its election, may terminate this Agreement immediately by and upon notice to the defaulting party.

(d) If this Agreement terminates pursuant to ¶¶2.2, 17.1(b)(i) or (ii), Licensee may complete, in the ordinary course and in accordance with and subject to all of the provisions of this Agreement, the development, production and sale of the seasonal collection of Articles currently in process and next to be shipped on the date the written notice of termination is given, but only such seasonal collection, even if collections for subsequent seasons also already are in process.

(e) If Licensee defaults on any obligation that is secured by a security interest in any Articles, is at any time in default of its payment obligations to any of the Contractors or other of its suppliers or vendors or is at any time not in compliance with its financial covenants under any of its loan or other financing arrangements, Licensee's right to use the Licensed Mark shall be suspended and automatically and simultaneously therewith Licensee no longer may sell or otherwise transfer Articles or otherwise use the Licensed Mark unless and until such default is cured.

17.2 (a) If Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it and is not dismissed within 60 days or it dissolves or takes steps to dissolve or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, this Agreement shall terminate automatically and immediately.

(b) If this Agreement terminates under ¶17.2(a), no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensee's assets or business may continue this Agreement or exploit or use the Licensed Mark.

(c) Notwithstanding the provisions of ¶¶17.2(a) and (b), if, pursuant to the Bankruptcy Code or any amendment, supplement or successor thereto, a trustee in bankruptcy of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, the trustee or Licensee, as the case may be ("**Debtor**"), shall notify Licensor. The notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of this notice shall constitute the grant to Licensor of an option to have this Agreement assigned to it or to its designee for the consideration, or its equivalent in money, and upon the terms specified in the notice. This option may be exercised only by notice given by Licensor to Debtor by the 30th day after Licensor's receipt of the notice from Debtor, unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If Licensor does not exercise its option in a timely manner, Debtor may complete the assignment, but only if the assignment is to the entity named in the notice and for the consideration and upon the terms

specified therein. Nothing herein is intended to impair any rights that Licensor may have as a creditor in the bankruptcy proceeding.

18. Rights and Obligations on Termination

18.1 (a) Within 10 business days after Termination and, if applicable, no later than 60 days prior to the expiration date hereof, Licensee shall deliver to Licensor a complete and accurate schedule, by Article, of Licensee's inventory of Articles and related work-in-process on hand, in the possession of Contractors and in transit ("**Inventory**"), which schedule(s) shall describe the Articles Inventory by style numbers with descriptions and set forth the colors, sizes and quantity of each style of Articles. Such Inventory schedule delivered after Termination (the "**Post-Term Schedule**") shall be prepared as of the close of business on the date of Termination and shall reflect Licensee's cost of each item of Inventory, including Licensee's cost/purchase price of any items not yet delivered to Licensee. (Licensee's "cost", including the cost of Articles that were shown as work-in-process on the Post-Term Schedule and are completed as provided in ¶18.1(c), shall be Licensee's actual cost as shown in its financial records, calculated in the way it then calculates cost of inventory and in accordance with generally accepted accounting principles for financial reporting purposes.)

(b) Licensor may, by notice delivered to Licensee within 30 days after its receipt of the complete Post-Term Schedule, purchase all or any of the Inventory for an amount equal to 75% of the cost of the current and any finished future seasons' Inventory in first quality condition being purchased plus 40% of the cost of all other Inventory in first quality condition being purchased. All Inventory not in first quality condition shall be transferred to Licensor without charge or promptly destroyed, with proof of destruction provided to Licensor. Also, if Licensee is not entitled to the "Sell-Off Period" (as defined in ¶18.2(a)) and Licensor does not elect to purchase all Inventory that is in first quality condition, such Inventory shall be destroyed promptly after Licensee's receipt of notice from Licensor that it has elected not to purchase all of such Inventory; and Licensee shall provide Licensor with proof of destruction.

(c) If the purchase option is exercised by Licensor (whether in whole or in part), Licensee shall cause the purchased Inventory to be delivered to Licensor or its designee within 14 business days after receipt of Licensor's notice exercising its option. However, if the option is exercised (whether in whole or in part) for Inventory that is work-in-process, production shall be completed in the ordinary course and Licensee shall pay the Contractor for the finished "work-in-process" Articles and, promptly after the completion of production, arrange for shipment to the location specified by Licensor. Licensor shall pay Licensee for the Inventory purchased within 30 days after receipt thereof.

18.2 (a) If this Agreement expires or is terminated other than pursuant to ¶17.2(a) and other than by Licensor pursuant to ¶12.2 or 17.1, and subject to Licensee's full and timely compliance with its obligations under ¶¶18.1 and 18.3, Licensee and any of its affiliates to which Licensee may sell or otherwise transfer Articles shall be entitled, for an additional period of 90 days from the date of Termination only (the "**Sell-Off Period**"), on an entirely non-exclusive basis, to sell the Inventory in the ordinary course, but only to Closeout Accounts previously approved by Licensor; and none of them may advertise or promote the sale of Articles during the Sell-Off Period. All sales pursuant to this ¶18.2(a) shall be made subject to the provisions of this Agreement and to an accounting for and the payment of Sales Royalty thereon. The accounting and payment of Sales Royalty shall be due within 60 days after the close of the

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Sell-Off Period. No payments of Minimum Royalty or made during the Annual Period in which Termination occurs (the "Final Annual Period") shall be credited against any Sales Royalty payable by reason of sales of Articles during the Sell-Off Period. If Licensor notifies Licensee of its desire to purchase any Inventory, the notice shall apply only to that portion of the Inventory remaining when Licensee receives the notice. If any Inventory remains at the close of the Sell-Off Period, such Inventory shall be transferred to Licensor without charge or destroyed promptly after the close of the Sell-Off Period; and Licensee shall provide Licensor with proof of destruction.

(b) Licensee's loss of its sell-off rights under ¶18.2(a) by reason of its failure to comply fully and timely with its obligations under ¶¶18.1 or 18.3 shall not reduce or limit in any way its obligations under said paragraphs.

18.3 (a) Except as provided in ¶18.2(a), upon Termination, Licensee shall cease the manufacture, distribution and sale and advertising, marketing, promotion and other exploitation of Articles, shall discontinue immediately all use of the Licensed Mark, no longer may use the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof and promptly shall transfer to Licensor, free of charge, all registrations, filings and rights in the Licensed Mark in which it may have an interest, and all rights granted to Licensee under this Agreement shall terminate immediately and automatically revert to Licensor. Also, within 10 business days after Termination, Licensee shall pay to Licensor (i) all unpaid Sales Royalties on sales theretofore made (whether or not due and payable on the date of Termination), and (ii) all Sales Fees and Showroom Fees and other obligations then due and payable and unpaid. For the avoidance of doubt, any termination of this Agreement by Licensor under ¶12.2 or 17.1 and the termination of this Agreement under ¶17.2(a) shall be considered a Termination that is a result of a default by Licensee. Except as expressly provided in this Agreement, Licensee shall have no further obligations to pay Licensor Minimum Royalty, Sales Fees, Showroom Fees or Sales Royalties following Termination.

(b) Within 10 business days after Termination, Licensee shall deliver to Licensor, free of charge, all materials in Licensee's possession used for the manufacture, distribution or sale of Articles or in Marketing Activities or PR Activities, including all sample Articles, all design information and materials relating to Articles (including patterns, designs and lasts) and related materials as may be necessary or appropriate to produce "Articles" and all design information and materials relating to the Sales Environments and Showrooms and all materials with the Licensed Mark, the name "Robert Graham" or any component, variation, simulation, derivation or abbreviation thereof thereon. Except as necessary to exercise its rights, if any, under ¶18.2(a), after Termination Licensee shall not use, provide to others or authorize others to use any of these materials or any component, variation, simulation, derivation or abbreviation thereof in connection with any products nor shall Licensee hold itself out as being associated with Licensor or any of its affiliates or, in its business activities, promote or otherwise indicate its prior association with any of them.

(c) The provisions of and the rights and obligations of the parties under this ¶18.3 shall survive Termination.

18.4 (a) Notwithstanding Termination, Licensor shall have, and hereby reserves, all rights and remedies that it has, or that are granted to it by operation of law, (i) to enjoin the unlawful or unauthorized use of the Licensed Mark or sale of Articles by Licensee or

any breach by Licensee of any of its obligations hereunder, including its confidentiality and non-competition obligations under ¶¶15.1-15.3 and its obligations under ¶18.3 ("**Injunctive Relief**"), (ii) to collect royalties and any other sums due and payable by Licensee to Licensor hereunder, including Sales Royalty, Minimum Royalty, Sales Fees and Showroom Fees, and (iii) to recover damages for breach of this Agreement, including for breach of Licensee's obligations under ¶¶18.1 and 18.3.

(b) Injunctive Relief may be sought in the courts, notwithstanding the arbitration provisions hereof, and, if applicable, also may be sought prior to or in lieu of termination or in aid of arbitration. For example, Licensor may seek Injunctive Relief in the Federal or state courts against Licensee at any time during the term of this Agreement (as well as after Termination) if Licensee were to sell, purportedly as Articles, Products bearing the Licensed Mark that had not been approved by Licensor or otherwise were to engage in unapproved conduct that constituted, for purposes of the Lanham Act or any other Federal or state statute, an infringement of the Licensed Mark or any other intellectual property right of Licensor. Also, in seeking Injunctive Relief, Licensor need not secure a bond or other security or prove any actual damages. In addition, in any proceeding for an injunction, and upon any motion for a temporary or permanent injunction, Licensee's ability to answer in damages shall not be a bar or interposed as a defense to the granting of such injunction. Licensor's right and remedy to seek Injunctive Relief is in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity. In that regard and notwithstanding the arbitration provisions hereof, Licensor may bring actions for damages in the courts in which it is seeking Injunctive Relief where such damages arise from or relate to the conduct that is the subject of the action for Injunctive Relief.

(c) Nothing in this ¶18.4 is intended to prevent Licensor from commencing an arbitration to recover damages and/or from obtaining other relief prior to or in lieu of termination.

19. Representations and Warranties

19.1 Licensor represents and warrants that (a) it has full right, power and authority to enter into this Agreement and to perform its obligations hereunder and (b) it owns the Licensed Marks and has granted no existing third party license to use the Licensed Mark with Products in the Territory and shall not grant any such license during the term of this Agreement except as permitted hereby. Except as specifically set forth in this Agreement, Licensor has not made, and is not making, any representation or warranty to Licensee, including with respect to Licensor, the Licensed Mark, Articles, the Product Distributors or the prospects of the Business or any aspect thereof.

19.2 (a) Licensee represents and warrants that it has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Licensee represents and warrants that it has had the opportunity to provide a copy hereof to legal counsel of its own choosing prior to the execution hereof, has consulted with such legal counsel with respect hereto and the transactions contemplated hereby and has received from such legal counsel an explanation that it deems satisfactory as to the nature and scope of the terms and conditions hereof and Licensee's rights and obligations hereunder.

(c) Licensee represents and warrants to Licensor that, throughout the term of this Agreement, the operating capital of Licensee shall be in an amount sufficient to conduct the Business, including to ensure production orders may be placed and Articles purchased and delivered in a timely manner, and to satisfy the obligations of Licensee hereunder.

20. Notices and Other Communications

20.1 All reports, approvals, consents, requests, demands, notices and other communications (collectively "**Communications**") required or permitted by this Agreement shall be in writing and signed by a duly authorized officer of or such other individual designated in writing by a party. Communications shall be duly given if delivered personally, if mailed (by certified or registered mail, return receipt requested) or if delivered by nationally-recognized overnight courier or mail service that requires the addressee to acknowledge, in writing, the receipt thereof, to the party concerned at its address set forth on page 1 (or at any other address as a party may specify by notice in writing to the other). All Communications to Licensor shall be sent to the attention of Michael Buckley, Chief Executive Officer, or his successorAll Communications to Licensee shall be sent to the attention of Mr. Ori Rosenbaum, Chief Executive Officer and President, or his successor, with a copy to Rutan & Tucker, LLP, 611 Anton Blvd., 14th Floor, Costa Mesa, California 92626, Attn: Larry A. Cerutti, Esq.

21. Travel Expenses

21.1 Licensee shall reimburse Licensor for the travel expenses (i.e., business class airfare and first class lodgings, meals and local transportation consistent with the travel policy of Licensor) incurred in travel undertaken at Licensee's request, for purposes of performing services for Licensee or in connection with meetings with Licensee. If requested by Licensee, Licensor shall give Licensee a good faith prior written estimate of such travel expenses.

22. Assignability; Binding Effect

22.1 The performance of Licensee is of a personal nature and, therefore, neither this Agreement nor the license or other rights granted to Licensee may be assigned, sublicensed or transferred by Licensee and any attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect. It also shall be deemed to be an impermissible transfer of this Agreement if any competitor of Licensor or any of its affiliates obtain a controlling interest (however constituted) in Licensee or if there is a material change in the management of the Business.

22.2 This Agreement shall inure to the benefit of and shall be binding upon the parties, Licensor's successors and assigns and Licensee's permitted successors and assigns.

23. Arbitration; Court Actions

23.1 Except for Injunctive Relief sought by Licensor, disputes, controversies and claims relating to or affecting Licensor's ownership of or the validity of the Licensed Mark or any registration thereof, or any application for registration thereof or as otherwise specifically set forth in this Agreement (collectively, "**Court Actions**"), all disputes, controversies and claims arising out of or relating to this Agreement shall be settled and determined by arbitration in New York City before a Commercial Panel of three arbitrators in accordance with and pursuant to the then existing Commercial Arbitration Rules of the American Arbitration

Association. The arbitrators, in their discretion, may award specific performance or injunctive relief (but not punitive damages) and costs and reasonable attorneys' fees and expenses to any party in any arbitration and the courts also may do so with regard to Court Actions. However, in any arbitration proceeding, the arbitrators may not change, modify or alter any express condition, term or provision hereof, and to that extent the scope of their authority is expressly limited. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon in any court having jurisdiction. The service of any notice, process, motion or other document in connection with an arbitration or for the enforcement of any arbitration award may be made in the same manner that Communications may be given under ¶20.1.

23.2 Court Actions shall be brought in any Federal or state court located in New York City having jurisdiction, except that Licensor also may seek Injunctive Relief in any jurisdiction where appropriate by reason of its subject matter. Each of Licensor and Licensee irrevocably submits to the jurisdiction of the Federal and state courts located in New York City and the courts located in such other jurisdictions in Court Actions and waives any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum under any applicable law or decision or otherwise. Service of any notice, process, motion or other document in connection with a Court Action may be made in the same manner that Communications may be given under ¶20.1. However, Licensor may serve process in any manner permitted by the laws of the State of New York, or by the Federal or state courts located therein, or by the laws or courts of any applicable jurisdiction or any subdivision thereof.

24. Force Majeure

24.1 The parties shall not be liable to each other for any failure or delay in performance if it is caused by a natural calamity, such as an earthquake, flood, fire or other act of God. However, either party may terminate this Agreement by and upon notice to the other if the other is unable to perform any of its material obligations for a period of 120 days or more by reason of the event.

25. Miscellaneous

25.1 Licensee shall not give away or sell Articles in any tie-in or promotional campaign relating to Articles, or any other products, without the prior consent of Licensor.

25.2 Licensor may, during the term of this Agreement, negotiate and enter into agreements with third parties pursuant to which it may grant a license to use the Licensed Mark in connection with Products in the Territory, provided that the first seasonal collection of Products bearing the Licensed Mark sold by any such third party licensee shall be a collection after the final collection sold by Licensee hereunder. The third party licensee may show, advertise and market, accept orders for and ship its Products in the ordinary course prior to Termination. Also, if Licensor elects to manufacture, market, distribute and sell in the Territory Products bearing the Licensed Mark after the final seasonal collection sold by Licensee hereunder itself or through an affiliate, rather than through a third party licensee, Licensor and/or its affiliates may show, advertise and market, accept orders for and ship its Products in the ordinary course prior to Termination. Nothing in this ¶25.2 is intended to limit, modify or affect in any way any of Licensor's rights set forth herein with respect to the use of the Licensed Mark in connection with Products in the Territory by Licensor or any of its affiliates or third party licensees during the term of this Agreement.

25.3 Licensee and Licensor shall indemnify each other and hold each other harmless from any liabilities (including reasonable attorneys' fees and disbursements paid or incurred) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement insofar as such arrangements or agreements were made by it or on its behalf.

25.4 This Agreement shall be considered as having been entered into in the State of New York and shall be construed, interpreted and enforced in accordance with the laws of such state applicable to agreements wholly made and to be performed there, excluding its conflicts of law rules, except that Court Actions, as they relate to the Licensed Mark, shall be controlled by the Federal laws of the Territory.

25.5 This Agreement contains the entire understanding and agreement between the parties with respect to its subject matter, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

25.6 Nothing herein is intended to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee may not obligate or bind Licensor. Licensee shall identify itself at its business premises and on all Materials required by Licensor as an independent licensee of Licensor.

25.7 No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision. Acceptance of payments by Licensor shall not constitute a waiver by Licensor of any breach of or default by Licensee in connection herewith or with its performance hereunder and shall not be deemed an election from among available remedies. No waiver or consent hereunder shall be applicable to any events, acts or circumstances except those specifically covered thereby. If any acts or omissions by Licensee or Licensor not in conformity with any requirement of this Agreement are not objected to by the other, the failure to object shall not be a waiver by the other of the requirement and it may insist upon due performance at any time. No course of dealing between the parties and no delay or omission by either party in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy nor an election from among available remedies. Each party's rights and remedies hereunder are cumulative.

25.8 If any provision or any portion of any provision of this Agreement is held to be void or unenforceable, the remaining provisions and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

25.9 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated. Also, as used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specifically provided.

JB

25.10 This Agreement may be executed in counterparts, each of which shall constitute an original, but together shall be considered one and the same Agreement.

25.11 Neither party shall make any press release or public announcements relating to this Agreement without the prior written consent of the other, but nothing contained in this provision shall prevent Licensee from complying with its reporting requirements to the Securities and Exchange Commission or from notifying its customers that it is now carrying Robert Graham Branded Articles, nor shall it prevent Licensor from notifying its customers that its collection now includes men's footwear.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

ROBERT GRAHAM HOLDINGS LLC

By: ______________________
Michael Buckley, CEO

and______________________
Chuck Hellman, COO

AURI, INC.

BY: ______________________

SCHEDULE A

PRODUCTS

Men's dress and casual footwear, but not athletic footwear

,B

SCHEDULE B

PRODUCT DEVELOPMENT CALENDAR

SEE ANNEXED

SCHEDULE C

BUSINESS PLAN AND MARKETING PLAN CATEGORIES

BUSINESS PLAN CATEGORIES

1) Sales objectives
    - Projected volume - separate by existing doors and new doors
    - Projected doors
    - Distribution strategies - including anticipated new customers
2) Advertising, marketing, promotion and public relations objectives
3) In-store shops
    - Strategies
    - Projected expenditures, by customer, by door, and by type of sales environment to be established
4) Organizational structure - any proposed changes or additions to the organizational structure of the business
5) Plans for new product introductions, line extensions

MARKETING PLAN CATEGORIES

1) Strategy, including expenditures, by type of advertising, marketing, exploitation materials, and public relations with expenditures for launch activities included separately
2) Key competitors
3) Retail prices
    - Competitive analysis
4) Launch(es)
    - Timing
    - Support
    - Collateral
    - Advertising
    - Training
    - Catalogues/direct mail
5) Collateral support
    - Items
    - Quantity
6) Media plan
    - Advertising schedule - magazines, newspapers; insertions; reach/frequency; competitive spend/media plans
    - Radio Scheduling
    - TV (if applicable)

SCHEDULE D

ORGANIZATIONAL STRUCTURE OF THE BUSINESS

SEE ANNEXED

SCHEDULE E

APPROVED RETAIL CUSTOMERS FOR CLOSEOUT ARTICLES

Those doors of Saks' Off-Fifth, Nordstrom Rack and Neiman's Last Call that are approved by Licensor from time to time on a case-by-case basis

SCHEDULE F

PRICES TO BE PAID BY RETAIL STORES, E-COMMERCE SITES AND OUTLET STORES FOR ARTICLES

1. The price to be paid by Retail Stores and E-Commerce Sites for Articles shall be as follows:

(a) For Retail Stores and E-Commerce Sites owned or operated by Licensor or one of its affiliates - 40% off the regular wholesale price

(b) For third party licensed Retail Stores and E-Commerce Sites - no more than the lower of (i) the lowest prices charged by Licensee to its largest retail customers for the same Articles and (ii) the percentage off the regular wholesale price to which Licensor committed itself, or was committed, under the license

2. The price to be paid by Outlet Stores for Articles shall be as follows:

(a) For in-season Articles - 40% off the regular wholesale price

(b) For Closeout Articles - at least 50% off the regular wholesale price

EXHIBIT A

FORM OF CONTRACTOR AGREEMENT

The undersigned contractor (the "Contractor") desires to be engaged by Auri Inc.("Auri") to produce certain men's footwear products (the "Products").

The Contractor acknowledges the Products are being manufactured and shall be sold by Auri under the trademark "ROBERT GRAHAM" (the "Trademark") under a license (the "License") from Robert Graham Holdings LLC (the "Licensor").

In consideration of being engaged to produce the Products for Auri, the Contractor covenants and agrees that:

(a) it shall not disclose to any third party (other than Licensor and its affiliates and its designers and agents) any information regarding the Products, including design and style information, or manufacture or sell any Products or other products bearing designs or of a styling that are copied from the designs or styling of any Products;

(b) it shall permit the Licensor to exercise its rights under the License to obtain current production samples of the Products and to inspect the Contractor's facilities;

(c) it shall not do or suffer to be done any act or thing that may in any way adversely affect any rights of the Licensor in and to the Trademark or any registrations thereof or that, directly or indirectly, may reduce the value of the Trademark or detract from its reputation;

(d) it shall not use any child, prison or slave labor or violate any labor, health, safety or other applicable laws in connection with the production of the Products;

(e) it shall observe and conform with all applicable customs requirements and country of origin regulations; and

(f) it shall sell Products bearing the Trademark produced by it only to Auri and to no other person or entity. Accordingly, the Contractor further agrees that, in the event of any overrun or of any termination or non-acceptance of an order for such Products or the return of such Products for any reason, including by reason of late delivery, the Contractor shall remove the Trademark and any associated logos and other related identification from such Products prior to the sale of such Products anywhere in the world. Under no circumstances, however, shall the Contractor sell or otherwise distribute any of such Products into, or to customers located in or with outlets in, any country wherein Products bearing the Trademark are being sold. Furthermore, the Contractor agrees that it shall not, in connection with any such sale, advertise or otherwise publicize the fact that such Products had been produced for Auri or that they had been designed or produced for sale under the Trademark or had been sold under the Trademark.

If the Contractor violates the provisions of paragraph (f) above, it shall pay to the Licensor liquidated damages in an amount equal to the total amount paid by Auri to the Contractor for Products bearing the Trademark, it being understood and agreed that the Contractor's breach of its obligations under paragraph (f) shall result in lost goodwill with respect to the Trademark as well as to Products bearing the Trademark and the damages suffered by the Licensor on account thereof shall not be quantifiable. Payment of such liquidated damages shall be made promptly upon demand therefor. The foregoing shall be in addition to, and not in lieu of any rights and

remedies of Auri or the Licensor by reason of any such breach, including those set forth below in the following paragraphs.

The Contractor further acknowledges that the sale of Products bearing the Trademark other than to Auri or to any person or entity approved in writing by Auri shall result in irreparable damage and injury to Auri and the Licensor for which Auri and the Licensor may not have any adequate remedy at law. Accordingly, the Contractor agrees that, in the event of any sale or threatened sale of any such Products to any unapproved person or entity, Auri and the Licensor may have the provisions of this agreement specifically enforced by any court having equity jurisdiction and may obtain both temporary and permanent injunctions prohibiting such sales. The Contractor further agrees that, in any proceeding for an injunction, and upon any motion for a temporary or permanent injunction, the Contractor's ability to answer in damages shall not be a bar or interposed as a defense to the granting of such injunction. The Contractor acknowledges and agrees that this right and remedy is in addition to, and not in lieu of, any other rights and remedies available to either Auri or the Licensor under law or in equity.

Any injunctive proceeding or other legal action hereunder ("Legal Action") may be brought by Auri and/or the Licensor in the Federal courts of New York, New York USA or in any court having jurisdiction with respect thereto in the Contractor's jurisdiction of incorporation or in any jurisdiction in which the Contractor is doing business. The Contractor irrevocably consents and submits to the jurisdiction of any of said courts in any Legal Action and waives any claim or defense of inconvenient forum or lack of personal jurisdiction under any applicable law, decision or treaty or otherwise. The Contractor represents and warrants that it is not entitled to immunity from judicial proceedings and agrees that, if Auri and/or the Licensor brings any Legal Action, it shall not claim immunity from such proceedings for itself or with respect to its property. In making the foregoing submission to jurisdiction, the Contractor expressly waives the benefit of any contrary provision of the laws of jurisdiction of its incorporation or where it is doing business.

DATE: ______ __, 201_

____
(CONTRACTOR'S NAME)
BY: ____________________
TITLE: ____________________
ADDRESS: ________________

NB

EXHIBIT B

THE INITIAL BUSINESS AND MARKETING PLAN

SEE ANNEXED

EXHIBIT C

ASSIGNMENT OF RIGHTS

_____________ ("Artist") hereby sells, assigns and transfers to __________ absolutely and forever, all right, title and interest in and to _____________ (the "Work"), including without limitation the copyright and design right in the Work, the right to register copyright and design right therein in the name of ____________, any and all renewals and extensions of any such copyrights and design rights in the United States of America and every other country in the world, all causes of action for any and all previously occurring infringements of the rights being assigned, and the right to receive and retain the proceeds relating to those infringements and hereby waives her/his moral right to be identified as the originator of the Work.

IN WITNESS WHEREOF, Artist has caused this Assignment to be duly executed and delivered as of the _____ day of _________, ____.

[ARTIST]

____

nB

"ROBERT GRAHAM"

License Agreement

Between

ROBERT GRAHAM HOLDINGS LLC

And

AURI, INC.

Dated November 17 , 2011

TABLE OF CONTENTS

SCHEDULES

SCHEDULE A -	PRODUCTS
SCHEDULE B -	PRODUCT DEVELOPMENT CALENDAR
SCHEDULE C -	BUSINESS PLAN AND MARKETING PLAN CATEGORIES
SCHEDULE D -	ORGANIZATIONAL STRUCTURE OF THE BUSINESS
SCHEDULE E -	APPROVED RETAIL CUSTOMERS FOR CLOSEOUT ARTICLES
SCHEDULE F -	PRICES TO BE PAID BY RETAIL STORES, E-COMMERCE SITES AND OUTLET STORES FOR ARTICLES

EXHIBITS

EXHIBIT A -	FORM OF CONTRACTOR AGREEMENT
EXHIBIT B -	THE INITIAL BUSINESS AND MARKETING PLAN
EXHIBIT C -	ASSIGNMENT OF RIGHTS

NB